Exhibit 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

by and among

ACCELRYS, INC.

NASHVILLE ACQUISITION CORPORATION

SCITEGIC, INC.

MATHEW HAHN

and

DAVID ROGERS

as Principal Shareholders

and

MATHEW HAHN

as Shareholder Representative

September 13, 2004

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS AND INTERPRETATIONS
1.1	Certain Definitions
1.2	Certain Interpretations

ARTICLE 2 THE MERGER
2.1	The Merger
2.2	Closing and Effective Time
2.3	Legal Effect of the Merger
2.4	Articles of Incorporation and Bylaws
2.5	Directors and Officers
2.6	Capital Stock of Constituent Corporations
2.7	Determination of Working Capital
2.8	Dissenting Shares
2.9	Exchange of Certificates
2.10	No Further Ownership Rights in Company Capital Stock
2.11	Lost, Stolen or Destroyed Certificates
2.12	Termination of Agreements
2.13	Further Assurances

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE PRINCIPAL SHAREHOLDERS
3.1	Organization
3.2	Authority
3.3	Conflicts
3.4	Consents
3.5	Company Capital Structure
3.6	Subsidiaries
3.7	Company Financial Statements
3.8	No Undisclosed Liabilities
3.9	No Changes
3.10	Taxes
3.11	Employee Benefit Plans and Compensation
3.12	Intellectual Property
3.13	Restrictions on Business Activities
3.14	Properties
3.15	Material Contracts
3.16	Insurance
3.17	Litigation
3.18	Governmental Authorization
3.19	Compliance with Laws
3.20	Environmental Compliance
3.21	Interested Party Transactions
3.22	Minute Books
3.23	Brokers’ and Finders’ Fees

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3.24	Accounts Receivable
3.25	Warranties; Indemnities
3.26	Financial Projections/Operating Plan
3.27	Banks and Brokerage Accounts
3.28	Customers and Suppliers
3.29	Representations Complete
3.30	Information Statement

ARTICLE 4 ADDITIONAL REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL SHAREHOLDERS
4.1	Organization
4.2	Authority
4.3	No Conflict
4.4	Ownership of Company Capital Stock
4.5	Access to Information
4.6	Entirely for Own Account
4.7	Accredited Investor; Economic Risk
4.8	Restricted Securities
4.9	Disposition under the Securities Act
4.10	Absence of Claims by the Principal Shareholders

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
5.1	Organization, Standing and Power
5.2	Authority
5.3	No Conflicts
5.4	Consents
5.5	Parent Capital Structure
5.6	Parent SEC Documents
5.7	Broker’s and Finders’ Fees
5.8	Merger Sub Capital Structure
5.9	Parent Financial Statements
5.10	No Undisclosed Liabilities
5.11	No Changes
5.12	Intellectual Property.
5.13	Litigation
5.14	Nasdaq Compliance
5.15	Internal Controls
5.16	Sarbanes-Oxley Compliance
5.17	Information Statement

ARTICLE 6 CONDUCT OF THE COMPANY PRIOR TO THE EFFECTIVE TIME
6.1	Conduct of Business of the Company
6.2	No Solicitation

ARTICLE 7 ADDITIONAL AGREEMENTS
7.1	Shareholder Securities Law Compliance and Approval
7.2	Commercially Reasonable Efforts; Governmental Approvals; Contract Consents
7.3	Notification of Certain Matters
7.4	Access to Information
7.5	Confidentiality
7.6	Public Disclosure
7.7	Employment Arrangements
7.8	Rule 145 Affiliates
7.9	Employee Plans
7.10	Proprietary Information and Inventions Assignment Agreement
7.11	Spreadsheet
7.12	Registration Statement
7.13	Expenses
7.14	Return of Shares in Earnout Escrow Fund
7.15	Nasdaq Listing
7.16	Indemnification and Insurance

ARTICLE 8 CONDITIONS TO THE MERGER
8.1	Conditions to Obligations of Each Party
8.2	Conditions to the Obligations of Parent and Merger Sub
8.3	Conditions to Obligations of the Company and the Principal Shareholders

ARTICLE 9 SURVIVAL AND INDEMNIFICATION
9.1	Survival of Representations, Warranties and Covenants
9.2	Indemnification
9.3	Limitations on Indemnification
9.4	Notice of Claim
9.5	Resolution of Notice of Claim
9.6	Release of Closing Escrow Fund
9.7	Third-Party Claims
9.8	Shareholder Representative

ARTICLE 10 TERMINATION, AMENDMENT AND WAIVER
10.1	Termination
10.2	Effect of Termination
10.3	Amendment
10.4	Extension and Waiver

ARTICLE 11 GENERAL PROVISIONS
11.1	Notices
11.2	Counterparts
11.3	Entire Agreement
11.4	Third Party Beneficiaries

11.5	Assignment
11.6	Severability
11.7	Other Remedies
11.8	Governing Law
11.9	Waiver of Jury Trial
11.10	Specific Performance

INDEX OF EXHIBITS AND SCHEDULES

Exhibit	Description

Exhibit A	Form of Affiliate Agreement

Exhibit B	Form of Employment Agreement

Exhibit C	Form of Principal Shareholder Protective Covenant Agreement

Exhibit D	Form of Individual Protective Covenant Agreement

Exhibit E-1	Form of Escrow Agreement

Exhibit E-2	Form of Special Escrow Agreement

Exhibit F-1	Form of Investor Representation Statement

Exhibit F-2	Form of Investor Representation Statement (Non-U.S. Persons)

Exhibit G	Form of Voting Agreement

Exhibit H	Form of Legal Opinion of Cooley Godward LLP

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AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (the “Agreement”) is made and entered into as of September 13, 2004 (the “Signing Date”), by and among Accelrys, Inc., a Delaware corporation (“Parent”), Nashville Acquisition Corporation, a California corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Scitegic, Inc., a California corporation (the “Company”), Mathew Hahn and David Rogers, principal shareholders of the Company (each, a “Principal Shareholder,” and collectively the “Principal Shareholders”), and Mathew Hahn (the “Shareholder Representative”).

WITNESSETH:

WHEREAS, the Boards of Directors of each of Parent, Merger Sub and the Company believe it is in the best interests of their respective companies and the shareholders or stockholders, as applicable, of their respective companies that Parent acquire the Company through the statutory merger of Merger Sub with and into the Company (the “Merger”) and, in furtherance thereof, have approved this Agreement, the Merger and the other transactions contemplated hereby.

WHEREAS, pursuant to the Merger, Merger Sub will merge with and into the Company whereupon the separate corporate existence of Merger Sub will cease and the Company will continue as a wholly-owned subsidiary of Parent, and all of the outstanding capital stock of the Company will be converted into the right to receive the consideration set forth herein.

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a material inducement to Parent and Merger Sub to enter into this Agreement, (i) all of the directors and officers of the Company, as well as the Principal Shareholders, are entering into separate Affiliate Agreements in the form attached hereto as Exhibit A (each, an “Affiliate Agreement” and collectively, the “Affiliate Agreements”), (ii) each of the Principal Shareholders is entering into a separate Employment Agreement in the form attached hereto as Exhibit B (each, an “Employment Agreement” and collectively, the “Employment Agreements”) and a separate Principal Shareholder Protective Covenant Agreement in the form attached hereto as Exhibit C (each a “Principal Shareholder Protective Covenant Agreement” and collectively, the “Principal Shareholder Protective Covenant Agreements”), and (iii) each of Saiid Zarrabian and Mick Savage is entering into an Individual Protective Covenant Agreement in the form attached hereto as Exhibit D (each, an “Individual Protective Covenant Agreement” and collectively, the “Individual Protective Covenant Agreements”).

WHEREAS, concurrently with the execution and delivery of this Agreement, holders of approximately 91.88% of the Company Common Stock and the Company Preferred Stock, collectively on an as converted to Common Stock basis, outstanding immediately prior to the Closing are entering into separate Voting Agreements in the form attached hereto as Exhibit G (each, a “Voting Agreement” and collectively, the “Voting Agreements”);

WHEREAS, the Company and the Principal Shareholders, on the one hand, and Parent and Merger Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual agreements and other covenants set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATIONS

1.1                                 Certain Definitions.  For all purposes of and under this Agreement, the capitalized terms set forth below shall have the respective meanings ascribed thereto below:

“Affiliate” shall mean, as applied to any Person, (a) any other Person directly or indirectly controlling, controlled by or under common control with, that Person, (b) any other Person that owns or controls ten percent (10%) or more of any class of equity securities (including any equity securities issuable upon the exercise of any option or convertible security) of that Person or any of its affiliates, or (c) as to a corporation, each director and officer thereof, and as to a partnership, each general partner thereof, and as to a limited liability company, each managing member or similarly authorized Person thereof (including officers), and as to any other entity, each Person exercising similar authority to those of a director or officer of a corporation.  For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by”, and “under common control with”) as applied to any Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise.

“Affiliate Agreements” shall have the meaning ascribed to the term in the Recitals above.

“Ancillary Agreements” shall mean the Affiliate Agreements, the Employment Agreements, the Principal Shareholder Protective Covenant Agreements, the Individual Protective Covenant Agreements, the Voting Agreement, the Escrow Agreement, and the Special Escrow Agreement.

“Breakup Fee” shall mean Two Hundred and Fifty Thousand United States Dollars ($250,000), which amount is held in escrow with LaSalle Bank National Association pursuant to that certain escrow agreement, dated as of July 28, 2004, by and among LaSalle Bank National Association, Parent and the Company (the “Breakup Fee Escrow Agreement”).

“Cash Amount” shall mean an amount equal to the sum of (x) Twelve Million United States Dollars ($12,000,000), plus (y) the amount of the Breakup Fee, plus (z) the positive cash amount (if any) resulting from (I) the amount of Working Capital as set forth in the Signing Balance Sheet, minus (II) $742,500; provided that the Cash Amount shall be increased by the Success Fee Adjustment Amount (if any); provided, further, that if an MDL Settlement Agreement shall have been executed and delivered prior to Closing, the Cash Amount shall be increased by the amount by which the MDL Dispute Accrual exceeds the actual amount payable in settlement of the MDL Dispute pursuant to the MDL Settlement Agreement.

“Cash Amount per Share” shall mean the quotient obtained by dividing (x) the sum of (i) the Cash Amount plus (ii) the amount of the Option Exercise Proceeds, by (y) the Fully Diluted Share Amount.

“Cause” shall have the meaning ascribed to the term in the Employment Agreements.

“Closing Escrow Cash Amount” shall mean an amount of cash equal to the sum of (x) $875,000, plus (y) the product of (I) the Cash Amount, multiplied by (II) 0.125.

“Closing Escrow Fund” shall mean the fund established pursuant to Section 2.6(f) into which the Closing Escrow Cash Amount is to be deposited.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Capital Stock” shall mean the Company Common Stock and any other shares of capital stock of the Company, taken together.

“Company Common Stock” shall mean the common stock of the Company.

“Company Employee” shall mean any current director, employee or consultant of the Company or any ERISA Affiliate.

“Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any

ERISA Affiliate for the benefit of any Company Employee, or with respect to which the Company or any ERISA Affiliate has or may have any liability or obligation.

“Company Intellectual Property” shall mean any Intellectual Property and Intellectual Property Rights that are owned by or exclusively licensed to the Company.

“Company International Employee Plan” shall mean any Company Employee Plan that has been adopted or maintained by the Company or any ERISA Affiliates, whether formally or informally, or with respect to which the Company or any ERISA Affiliate will or may have any liability, with respect to Company Employees who perform services outside the United States.

“Company Material Adverse Effect” shall mean any change, event or effect that has had, or is reasonably likely to have, a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, results of operations, or capitalization of the Company, taken as a whole.

“Company Options” shall mean options (including commitments to grant options or other rights) to purchase or otherwise acquire Company Capital Stock (whether or not vested) granted or otherwise issued under the Company Stock Option Plan.

“Company Preferred Stock” shall mean the Series A Preferred Stock of the Company.

“Company Stock Option Plan” shall mean the Company’s 2000 Stock Option Plan.

“Contract” shall mean any written or oral legally binding contract, agreement, instrument, commitment or undertaking (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts and purchase orders).

“DOL” shall mean the United States Department of Labor or any successor thereto.

“Earnout Acceleration Date” shall mean any date on which a Principal Shareholder shall die or become permanently disabled or have his employment with Parent or any Affiliate of Parent terminated other than for Cause or shall terminate such employment for Good Reason.

“Earnout Distribution Date” each of the following dates is an “Earnout Distribution Date”: (i) March 13, 2005 (the “First Earnout Distribution Date”; (ii) September 13, 2005 (the “Second Earnout Distribution Date”); (iii) March 13, 2006 (the “Third Earnout Distribution Date”); (iv) September 13, 2006 (the “Fourth Earnout Distribution Date”); and (v) each Earnout Acceleration Date, if any.

“Earnout Escrow Fund” shall mean a separate escrow fund to be designated by the Escrow Agent into which Parent shall deposit shares of Parent Common Stock at the Closing pursuant to Section 2.9(b)(ii).

“Earnout Exchange Ratio” shall mean the quotient determined by dividing (x) the Earnout Share Amount by (y) the Fully Diluted Share Amount.

“Earnout Share Amount” shall mean 334,324 shares of Parent Common Stock.

“Employee” shall mean any Company Employee.

“Employee Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visa, work permit or other agreement, contract or understanding between the Company or any ERISA Affiliate and any Employee.

“Employment Agreement” shall have the meaning ascribed to the term in the Recitals above.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” shall mean each Subsidiary of the Company and any other person or entity under common control with the Company or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

“Escrow Agent” shall mean LaSalle Bank National Association or another institution reasonably acceptable to Parent and the Shareholder Representative.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“FMLA” shall mean the Family Medical Leave Act of 1993, as amended.

“Fully Diluted Share Amount” shall mean the aggregate number of shares of Company Common Stock (including Company Options, Company Preferred Stock, and any other rights whether vested or unvested convertible into, exercisable for or exchangeable for, shares of Company Capital Stock on an as-converted, exercised or exchanged to Company Common Stock basis, but excluding unvested Company Options that are assumed by parent pursuant to agreements with the holders of such unvested Company Options) issued and outstanding immediately prior to the Effective Time.

“GAAP” shall mean United States generally accepted accounting principles.

“Good Reason” shall have the meaning ascribed to the term in the Employment Agreements.

“Governmental Authority” shall mean any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

“Information Statement” shall mean the information statement relating to this Agreement delivered to the Shareholders in connection with the transactions contemplated by this Agreement.

“Intellectual Property” shall mean any or all of the following (i) works of authorship including computer programs, source code, and executable code, whether embodied in software, firmware or otherwise, architecture, documentation, designs, files, records, data and mask works, (ii) inventions (whether or not patentable), discoveries, improvements, and technology, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections and technical data, (v) logos, trade names, trade dress, trademarks and service marks, (vi) domain names, web addresses and sites, (vii) tools, methods and processes, and (viii) any and all instantiations of the foregoing in any form and embodied in any media.

“Intellectual Property Rights” shall mean worldwide common law and statutory rights associated with (i) patents and patent applications, (ii) copyrights, copyright registrations and copyright applications, “moral” rights and mask work rights, (iii) the protection of trade and industrial secrets and confidential information, (iv) other proprietary rights relating to intangible intellectual property, (v) domain name registrations, (vi) trademarks, trade names and service marks, and registrations and registration applications therefor (vii) analogous rights to those set forth above, and (viii) divisions, continuations, renewals, reissuances and extensions of the foregoing (as applicable).

“IRS” shall mean the United States Internal Revenue Service or any successor thereto.

“Knowledge” with respect to the Company shall mean the knowledge of Mathew Hahn, David Rodgers, Saiid Zarrabian or Mick Savage in their capacities as directors or officers of, or consultants to the Company, as applicable.

“Liability” or “Liabilities” shall mean any debt, liability or obligation, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, including those arising under any law, action or governmental order and those arising under any Contract.

“Lien” shall mean any lien, pledge, charge, claim, mortgage, security interest or other encumbrance of any kind whatsoever; provided, however, that as used herein “Liens” shall not include the following: (a) liens for taxes not yet delinquent or liens for taxes being contested in good faith and by appropriate proceedings for which adequate reserves have been established; (b) liens in respect of property or assets imposed by law that were incurred in the ordinary course of business, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens and other similar liens arising in the ordinary course of business that are not delinquent or remain payable without penalty or that are being contested in good faith and by appropriate proceedings; and (c) liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, and other liens to secure the performance of tenders, statutory obligations, contract bids, government contracts, performance and return of money bonds and other similar obligations, incurred in the ordinary course of business, whether pursuant to statutory requirements, common law or consensual arrangements.

“Losses” shall mean all damages, costs, Liabilities, losses (including lost profits and diminution in value), fines, penalties, Taxes, deficiencies and expenses, including reasonable attorneys’ fees, other professionals’ and experts fees, costs of investigation and court costs.

“MDL Dispute” shall mean any and all disputes and disagreements between the Company and MDL Information Systems, Inc. (“MDL”) pursuant to which MDL has claimed or may claim in the future certain remedies and amounts owed to MDL in connection with the Company’s sales during the period commencing January 1, 2003 and ending on the Signing Date and pursuant to agreements between the Company and MDL, including without limitation that certain Marketing Agreement dated as of January 24, 2003 (the “Marketing Agreement”).

“MDL Dispute Accrual” shall mean an accrual in the amount of $590,863 in respect of the MDL Dispute as reflected in the Signing Balance Sheet.

“MDL Dispute Holdback” shall mean the sum of (x) the Special Escrow Cash Amount and (y) the amount of the MDL Dispute Accrual.

“MDL Dispute Holdback Excess” shall mean an amount greater than zero equal to (x) the MDL Dispute Holdback, minus (y) the aggregate indemnification obligations of the Shareholders resulting from or relating to any matter set forth in Section 9.2(a)(v).

“MDL Dispute Holdback Shortfall” shall mean an amount greater than zero equal to (x) the aggregate indemnification obligations of the Shareholders resulting from or relating to any matter set forth in Section 9.2(a)(v), minus (y) the MDL Dispute Holdback.

“MDL Settlement Agreement” shall mean an agreement, reasonably satisfactory to Parent, between the Company and MDL pursuant to which MDL releases forever any and all claims against the Company and its successors relating to the MDL Dispute.

“Merger Share Amount” shall mean 1,040,119 shares of Parent Common Stock.

“Multiemployer Plan” shall mean any “Pension Plan” which is a “multiemployer plan,” as defined in Section 3(37) of ERISA;

“Option Exercise Proceeds” shall mean an aggregate amount equal to the amount of any cash that is paid or deemed to have been paid to the Company upon the exercise of any Vested Company Options from and after the date of this Agreement through and including the Effective Time.

“Parent Common Stock” shall mean the common stock, par value $0.0001 per share, of Parent.

“Parent Intellectual Property” shall mean any Intellectual Property and Intellectual Property Rights that are owned by or exclusively licensed to Parent.

“Parent Material Adverse Effect” shall mean any change, event or effect that has had, or is reasonably likely to have, a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, results of operations, or capitalization of the Parent and its subsidiaries, taken as a whole.

“Parent’s Knowledge” shall mean the knowledge of Parent’s Chief Executive Officer.

“Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

“Person” shall mean any natural person, corporation, general partnership, limited partnership, limited liability company or partnership, proprietorship, other business organization, trust, union, association or Governmental Authority.

“Principal Shareholders” shall mean Mathew Hahn and David Rogers.

“Registered Intellectual Property” shall mean Intellectual Property and Intellectual Property Rights that have been registered, filed, certified or otherwise perfected or recorded with any state, government or other public legal authority.

“SEC” shall mean the United States Securities and Exchange Commission, or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Signing Balance Sheet” shall mean the Company’s balance sheet as of the Signing Balance Sheet Date delivered to Parent concurrently herewith, which has been reviewed and approved in advance of the date hereof by Parent.

“Signing Balance Sheet Date” shall mean the date of this Agreement.

“Signing Date” shall mean the date of this Agreement.

“Shareholder” shall mean any holder of shares of Company Capital Stock immediately prior to the Effective Time.

“Special Escrow Fund” shall mean the fund established pursuant to Section 2.6(m) into which the Special Escrow Cash Amount is to be deposited.

“Special Escrow Cash Amount” shall mean cash in amount of $682,000.

“Special Indemnification” shall mean the indemnification obligations of the Shareholders pursuant to Section 9(a)(v).

“Stock Exchange Ratio” shall mean the quotient obtained by dividing (x) the Merger Share Amount by (y) the Fully Diluted Share Amount.

“Success Fee Adjustment Amount” shall mean an amount equal to (x) $709,100, minus (y) the actual amount of the success fee paid by the Company to Saiid Zarrabian at Closing pursuant to that certain Success Fee Letter Agreement dated October 24, 2002.

“Tax” or, collectively, “Taxes” shall mean (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including but not limited to health, unemployment and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in the foregoing clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and (iii) any liability for the payment of any amounts of the type described in the clauses (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligation under any agreement or arrangement with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.

“Total Outstanding Shares” shall mean the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time.

“Trading Price” shall mean $6.73.

“U.S. Person” has the meaning set forth in Regulation S of the Securities Act.

“Vested Company Options” shall mean any Company Options that are vested as of the Effective Time, including any such Company Option the vesting of which accelerates at or prior to the Effective Time.

“Working Capital” shall mean as of the Signing Balance Sheet Date, (x) the current assets of the Company minus (y) the current liabilities (excluding deferred revenues), which shall include for the purposes of this definition (i) any amounts that would become payable by the Company upon or as a result of the Merger, each as determined in accordance with GAAP and (ii) the MDL Dispute Accrual.

1.2                                 Certain Interpretations.

(a)                                  When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated.  When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated.  When a reference is made in this Agreement to Articles, such reference shall be to an Article of this Agreement unless otherwise indicated.

(b)                                 The words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”.

(c)                                  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(d)                                 Reference to Parent shall be deemed to refer to Parent and its subsidiaries unless the context otherwise requires.

(e)                                  Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

(f)                                    The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

ARTICLE 2

THE MERGER

2.1                                 The Merger.  At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the General Corporation Law of the State of California (“CGCL”), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent.  The Company, as the surviving corporation after the Merger, is sometimes referred to herein as the “Surviving Corporation.”

2.2                                 Closing and Effective Time.  Unless this Agreement is earlier terminated pursuant to Section 10.1, as promptly as practicable following the satisfaction or waiver of the conditions set forth in Article 8 (other than those conditions which, by their terms, are to be satisfied or waived at Closing, but subject to the fulfillment or waiver of those conditions), the parties hereto shall consummate the Merger and the other transactions contemplated hereby at a closing (the “Closing”) to occur at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 3611 Valley Center Drive, Suite 525, San Diego  92130-3317, unless another time or place is mutually agreed upon in writing by Parent and the Company.  The date upon which the Closing shall actually occur shall be referred to herein as the “Closing Date.”  On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing an agreement of merger (the “Agreement of Merger”) in customary form and substance with the Secretary of State of the State of California in accordance with the applicable provisions of the CGCL (the time of acceptance of such filing by the Secretary of State of the State of California shall be referred to herein as the “Effective Time”).

2.3                                 Legal Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided under the applicable provisions of the CGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.4                                 Articles of Incorporation and Bylaws.

(a)                                  Articles of Incorporation.  At the Effective Time, subject to Section 7.16, the Articles of Incorporation of the Company shall be amended and restated in their entirety to read the same as the Articles of Incorporation of Merger Sub as in effect immediately prior to the Effective Time (except that Article 1 thereof shall be amended and restated in its entirety to read as follows: “The name of the corporation is Scitegic, Inc.”), and such amended and restated Articles of Incorporation shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with the CGCL and such Articles of Incorporation.

(b)                                 Bylaws.  At the Effective Time, subject to Section 7.16, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with the CGCL, the Articles of Incorporation of the Surviving Corporation and such Bylaws.

2.5                                 Directors and Officers.  Parent shall have received a written resignation from each of the officers and directors of the Company, effective as of the Effective Time.

(a)                                  Directors.  Unless otherwise determined by Parent prior to the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of the

CGCL and the Articles of Incorporation and Bylaws of the Surviving Corporation until their successors are duly elected and qualified.

(b)                                 Officers.  Unless otherwise determined by Parent prior to the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time, each to hold office in accordance with the provisions of the Bylaws of the Surviving Corporation.

2.6                                 Capital Stock of Constituent Corporations.

(a)                                  Merger Sub Capital Stock.  Each share of Common Stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation.  Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

(b)                                 Company Capital Stock.  On the terms and subject to the conditions set forth in this Agreement, at the Effective Time, each share of Company Common Stock that is outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall, by virtue of the Merger and without the need for any further action on the part of the holder thereof (except as expressly provided herein), be converted into and represent the right to receive (without interest) (x) a fraction of a share of Parent Common Stock equal to the Stock Exchange Ratio, (y) a cash payment equal to the Cash Amount per Share, and (z) a fraction of a share of Parent Common Stock equal to the Earnout Exchange Ratio.

(c)                                  Company-Owned Company Capital Stock.  Notwithstanding the terms of Section 2.6(b), each share of Company Capital Stock held by the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(d)                                 Company Options.  Effective as of the Effective Time, each Company Option shall not be assumed nor substituted for by Parent, and each Company Option that has not been exercised as of the Effective Time shall terminate and cease to be outstanding immediately prior to the Effective Time, except as provided in letter agreements signed by holders of unvested Company Options.  To the extent any such letter agreement (i) provides for the assumption of unvested Company Options by Parent, and (ii) Parent has approved such letter agreement in advance of its delivery to the holder of unvested Company Options who is a party to the letter agreement, Parent agrees to be bound by the terms of such letter agreement.

(e)                                  Withholding Taxes.  Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable in connection with the transactions contemplated by this Agreement such amounts as Parent or the Exchange Agent is required to deduct and withhold under the Code or any provision of state, local or foreign tax law.  To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of shares of Company Common Stock in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

(f)                                    Closing Escrow Cash Amount.  Effective as of Closing, Parent, the Shareholder Representative and the Escrow Agent are entering into the Escrow Agreement substantially in the form attached hereto as Exhibit E-1 (the “Escrow Agreement”).  Notwithstanding anything to the contrary set forth in this Agreement, at the Effective Time, Parent shall withhold from the cash otherwise payable to each holder of Company Common Stock (other than Dissenting Shares) immediately prior to the Effective Time cash in an amount equal to such holder’s Pro Rata Share of the Closing Escrow Cash Amount.  For purposes of the foregoing, each such holder’s “Pro Rata Share” shall be a fraction whose numerator is the aggregate number of shares of Company Common Stock held by such holder immediately prior to the Effective Time, and whose denominator is the Total Outstanding Shares.  Promptly following the Closing Date, Parent shall cause the cash to be deposited with the Escrow Agent and the Escrow Agent shall hold such cash in the Closing Escrow Fund as security for the indemnification obligations under Article 9.  All interest earned on the Closing Escrow Fund shall be included by Parent as taxable income or loss of Parent and the Escrow Agreement shall provide for the Escrow Agent to make quarterly distributions to the Parent equal to four percent (4%) of the taxable income recognized in such quarter to satisfy any Tax obligations that arise as a result of such interest being attributed to Parent. Any income and gains of the Closing Escrow Fund shall be available to Parent as part of the Closing Escrow Fund, but if not paid to Parent in connection with the indemnification obligations owed to any Parent Indemnified Party, or paid to Parent to cover Taxes, shall ultimately be distributable to the Shareholders in accordance with this Agreement and the Escrow Agreement.

(g)                                 Each distribution of cash made from the Closing Escrow Fund shall be made to the Shareholders in proportion to their respective Escrow Fractions, as determined at the time of such distribution.  For purposes of this Agreement, the “Escrow Fraction” of a Shareholder at the time of any distribution of cash from the Closing Escrow Fund means a fraction (i) having a numerator equal to the aggregate amount withheld by Parent pursuant to Section 2.6(f) from cash otherwise payable to such Shareholder pursuant to Section 2.6(b)(y), and (ii) having a denominator equal to the aggregate amount withheld by Parent pursuant to Section 2.6(f) from cash otherwise payable to all such Shareholders pursuant to Section 2.6(b)(y).

(h)                                 Notwithstanding anything to the contrary set forth in this Agreement, at the Effective Time, Parent shall cause a number of shares of Parent Common Stock equal to the Earnout Share Amount to be deposited with the Escrow Agent, and such shares shall be held in the Earnout Escrow Fund and shall not be held as security for any such indemnity obligations or otherwise subject to any setoff or reduction for any breaches or defaults by the Company hereunder or for any other matter.

(i)                                     The shares of Parent Common Stock held in the Earnout Escrow Fund shall be released from the Earnout Escrow Fund and paid to the Shareholders as follows:

(i)                           On the first Earnout Acceleration Date, if any, each Shareholder shall receive a distribution from the Earnout Escrow Fund of that number of shares of Parent Common Stock determined by the following formula:

Where:

X = the number of shares of Parent Common Stock to be distributed to such Shareholder;

A = the number of shares of Company Common Stock held by such Shareholder immediately prior to the Effective Time;

B = the number of shares remaining in the Earnout Escrow Fund as of such Earnout Acceleration Date;

C = the number of shares of Company Common Stock held immediately prior to the Closing by the Key Employee whose termination, death or permanent disablement or resignation resulted in the Earnout Acceleration Date;

D = the Fully Diluted Share Amount; and

E = the aggregate number of shares of Company Common Stock held by both Key Employees immediately prior to the Closing.

(ii)                        On the second Earnout Acceleration Date, if any, each Shareholder shall receive a distribution from the Earnout Escrow Fund of that number of shares of Parent Common Stock determined by the following formula:

Where:

X = the number of shares of Parent Common Stock to be distributed to such Shareholder;

A = the number of shares of Company Common Stock held by such Shareholder immediately prior to the Effective Time;

B = the number of shares remaining in the Earnout Escrow Fund as of such Earnout Acceleration Date; and

C = the Fully Diluted Share Amount.

(iii)                     On the First Earnout Distribution Date, if any, each Shareholder shall receive a distribution from the Earnout Escrow Fund of that number of shares of Parent Common Stock determined by the following formula:

Where:

X = the number of shares of Parent Common Stock to be distributed to such Shareholder;

A = the number of shares of Company Common Stock held by such Shareholder immediately prior to the Effective Time;

B = one-quarter (1/4) of the number of shares remaining in the Earnout Escrow Fund as of such First Earnout Distribution Date; and

C = the Fully Diluted Share Amount.

(iv)                    On the Second Earnout Distribution Date, if any, each Shareholder shall receive a distribution from the Earnout Escrow Fund of that number of shares of Parent Common Stock determined by the following formula:

Where:

X = the number of shares of Parent Common Stock to be distributed to such Shareholder;

A = the number of shares of Company Common Stock held by such Shareholder immediately prior to the Effective Time;

B = one-third (1/3) of the number of shares remaining in the Earnout Escrow Fund as of such Second Earnout Distribution Date; and

C = the Fully Diluted Share Amount.

(v)                       On the Third Earnout Distribution Date, if any, each Shareholder shall receive a distribution from the Earnout Escrow Fund of that number of shares of Parent Common Stock determined by the following formula:

Where:

X = the number of shares of Parent Common Stock to be distributed to such Shareholder;

A = the number of shares of Company Common Stock held by such Shareholder immediately prior to the Effective Time;

B = one-half (1/2) of the number of shares remaining in the Earnout Escrow Fund as of such Third Earnout Distribution Date; and

C = the Fully Diluted Share Amount.

(vi)                    On the Fourth Earnout Distribution Date, if any, each Shareholder shall receive a distribution from the Earnout Escrow Fund of that number of shares of Parent Common Stock determined by the following formula:

Where:

X = the number of shares of Parent Common Stock to be distributed to such Shareholder;

A = the number of shares of Company Common Stock held by such Shareholder immediately prior to the Effective Time;

B = the number of shares remaining in the Earnout Escrow Fund as of such Fourth Earnout Distribution Date; and

C = the Fully Diluted Share Amount.

provided, however, that if prior to any Earnout Distribution Date, the employment by Parent or its Affiliates of either of the Principal Shareholders is terminated by Parent or its Affiliate for Cause, or voluntarily by either of the Principal Shareholders without Good Reason, then the entire number of shares of Parent Common Stock remaining in the Earnout Escrow Fund shall be distributed to Parent and the Earnout Escrow Fund shall terminate.  The parties acknowledge that the foregoing earnout terms are the product of arm’s length negotiation as of the Merger Date and that all earnout payments, if any, made are payments solely for the purchase of Company Capital Stock and will be reported as such by the Parent for tax purposes.

(j)                                     Certificate Legends.

(i)                           The certificates evidencing shares of Parent Common Stock to be issued pursuant to this Section 2.6 shall bear the following legend (in addition to any other legend required by law, including Rule 145 promulgated under the Securities Act):

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  SUCH SHARES MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT (I) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT RELATING THERETO, (II) IN COMPLIANCE WITH RULE 144, OR (III) PURSUANT TO AN OPINION OF COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

(ii)                        Alternatively, certificates representing shares of Parent Common Stock to be issued pursuant to this Section 2.6 in reliance on Regulation S of the Securities Act shall bear the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) PURSUANT TO REGULATION S THEREUNDER AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, OR HYPOTHECATED ABSENT REGISTRATION EXCEPT IN COMPLIANCE WITH REGULATION S, RULE 144 UNDER THE ACT, OR AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT, OR A NO-ACTION LETTER FROM THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION. HEDGING TRANSACTIONS INVOLVING THESE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE ACT.

(k)                                  Fractional Shares.  Notwithstanding anything to the contrary set forth herein, no fraction of a share of Parent Common Stock will be issued, but in lieu thereof, each Shareholder who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such Shareholder) shall be entitled to receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the Trading Price.

(l)                                     Adjustments.  The definitions above shall be adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), or other distribution in respect of Parent Common Stock or Company Common Stock, reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Common Stock occurring after the date hereof and prior to the Effective Time (or, with respect to the Earnout Share Amount, any Earnout Distribution Date).

(m)                               Special Escrow Cash Amount.  In the event the Company and MDL shall not have entered into the MDL Settlement Agreement prior to Closing:

(i)                           Parent, the Shareholder Representative and the Escrow Agent shall enter into the Special Escrow Agreement substantially in the form attached hereto as Exhibit E-2 (the “Special Escrow Agreement”).

(ii)                        At the Effective Time, Parent shall withhold from the cash otherwise payable to each holder of Company Common Stock (other than Dissenting Shares) immediately prior to the Effective Time cash in an amount equal to such holder’s Pro Rata Share of the Special Escrow Cash Amount.

(iii)                     Promptly following the Closing Date, Parent shall cause the Special Escrow Cash Amount to be deposited with the Escrow Agent, and the Escrow Agent shall hold such cash, in the Special Escrow Fund as security for the indemnification obligations pursuant to Section 9.2(a)(v).

(iv)                    All interest earned on the Special Escrow Fund shall be included by Parent as taxable income or loss of Parent and the Special Escrow Agreement shall provide for the Escrow Agent to make quarterly distributions to the Parent equal to four percent (4%) of the taxable income recognized in such quarter to satisfy any Tax obligations that arise as a result of such interest being attributed to Parent.

(v)                       Any income and gains of the Special Escrow Fund shall be available to Parent as part of the Special Escrow Fund, but if not paid to Parent in connection with the indemnification obligations owed to any Parent Indemnified Party, or paid to Parent to cover Taxes, shall ultimately be distributable to the Shareholders in accordance with this Agreement and the Special Escrow Agreement.

(vi)                    Each distribution of cash made from the Special Escrow Fund shall be made to the Shareholders in proportion to their respective Special Escrow Fractions, as determined at the time of such distribution.  For purposes of this Agreement, the “Special Escrow Fraction” of a Shareholder at the time of any distribution of cash from the Special Escrow Fund means a fraction (i) having a numerator equal to the aggregate amount withheld by Parent pursuant to Section 2.6(m) from cash otherwise payable to such Shareholder pursuant to Section 2.6(b)(y), and (ii) having a denominator equal to the aggregate amount withheld by Parent pursuant to Section 2.6(m) from cash otherwise payable to all such Shareholders pursuant to Section 2.6(b)(y).

2.7                                 Determination of Working Capital.

(a)                                  The Company has delivered to Parent a copy of the Signing Balance Sheet.  On or prior to October 28, 2004, Parent may at its option provide the Shareholder Representative with a notice (the “Signing Balance Sheet Dispute Notice”) containing detailed written explanations of any disputed items in the Signing Balance Sheet and Parent’s calculation of Working Capital.  If Parent does not provide the Shareholder Representative with a Signing Balance Sheet Dispute Notice on or prior to such date, Parent shall be deemed to have accepted the Signing Balance Sheet (and the calculation of Working Capital set forth therein) as correct, final and binding for all purposes under this Agreement.  If Parent delivers a Signing Balance Sheet Dispute Notice on a timely basis, Parent and the Shareholders’ Representative will attempt to resolve in good faith any disputed items during the 15-day period subsequent to the Shareholder Representative’s receipt of the Signing Balance Sheet Dispute Notice.

(b)                                 If, after such 15-day period, the Shareholder Representative and Parent cannot resolve such dispute, the unresolved disputed items will be referred a nationally-recognized firm of certified public accountants as Parent and Shareholder Representative may designate (the “Firm”).  Such referral shall be in the form of written statements of position by the Shareholder Representative and Parent to the Firm, with each party having the opportunity to respond to such written statements and any requests for statements or information that may be made by the Firm.  The Firm shall as promptly as practicable (and in any event within 30 days) make a final determination of Working Capital which shall be final and binding on the parties (the “Final Working Capital”).  Each of Parent and the Shareholder Representative shall provide the Firm with all information and documentation that the Firm reasonably requests in connection with its review of the disputed items.  The fees and expenses incurred by the Firm in connection with its review of the disputed items shall be borne (i) by Parent, in the event that the Final Working Capital is greater than Working Capital as determined by the Company in the Signing Balance Sheet by an amount equal to or greater than five percent (5%) of Working Capital as determined by the Company in the Signing Balance Sheet, (ii) from the cash in the Closing Escrow Fund, in the event that the Final Working Capital is less than the Working Capital as determined by Company in the Signing Balance Sheet by an amount equal to or greater than five percent (5%) of Working Capital as determined by Company in the Signing Balance Sheet, or (iii) in all other circumstances, fifty percent (50%) by Parent and fifty percent (50%) from the cash in the Closing Escrow Fund.

(c)                                  The parties agree that the MDL Dispute Accrual shall not be in dispute and shall not be subject to adjustment in each case as provided in this Section 2.7.  The parties further agree that in the event the MDL Dispute Accrual is less than the actual amount paid to MDL pursuant to the MDL Settlement Agreement, such shortfall shall not give rise to a breach of any representation or warranty made by the Company or any Principal Shareholder.

(d)                                 If the amount of Working Capital is finally agreed upon by Parent and the Shareholder Representative or otherwise finally determined as provided in clause

“(a)” or clause “(b)” above following the Closing, and the amount of Working Capital as so finally agreed upon or determined exceeds the amount of Working Capital as set forth in the Signing Balance Sheet, Parent shall make additional payments to the Shareholders in the amount of such excess.  If the amount of Working Capital is finally agreed upon by Parent and the Shareholder Representative or otherwise finally determined as provided in clause “(a)” or clause “(b)” above following the Closing, and the amount of Working Capital as so finally agreed upon or determined is less than the amount of Working Capital as set forth in the Signing Balance Sheet, the Shareholder Representative and Parent shall jointly instruct the Escrow Agent to release to Parent cash from the Closing Escrow Fund in an amount equal to the amount of such deficit.

2.8                                 Dissenting Shares.

(a)                                  Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has demanded and perfected dissenters’ rights for such shares in accordance with Chapter 13 of the CGCL and who, as of the Effective Time, has not effectively withdrawn or lost such dissenters’ rights (“Dissenting Shares”), shall not be converted into or represent a right to receive the consideration for Company Capital Stock set forth in Section 2.6, but the holder thereof shall only be entitled to such rights as are provided by the CGCL.

(b)                                 Notwithstanding the provisions of Section 2.8(a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s dissenters’ rights under the CGCL, then, as of the later of the Effective Time or the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the cash and stock consideration for Company Common Stock set forth in Section 2.6, without interest thereon, upon surrender of the Certificate or Certificates representing such shares, subject to the contributions to the Closing Escrow Fund to be made from such cash and stock consideration as provided in Section 2.6(f) and the contributions to the Special Escrow Fund to be made from such cash and stock consideration as provided in Section 2.6(m).

(c)                                  The Company shall give Parent (i) prompt notice of any written demand for dissenters’ rights received by the Company pursuant to the applicable provisions of the CGCL, and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands.  The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any such demands or offer to settle or settle any such demands.  Notwithstanding the foregoing, to the extent that Parent or the Company (i) makes any payment or payments in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement or (ii) incurs any other reasonable costs or expenses in respect of any Dissenting Shares (excluding payments for such shares) (together “Dissenting Share Payments”), Parent shall be entitled to indemnification as set forth in Article 9 in respect of such Dissenting Share Payments; provided, however, that to the extent Parent makes any payment in respect of any Dissenting Shares and the sum of (x) the amount of such payment plus (y) the amount of any other reasonable costs or expenses incurred by Parent in respect of any Dissenting Shares (excluding payments for such shares), is less than the consideration that otherwise would have been payable in respect of such Dissenting Shares in accordance with this Agreement, then Parent shall distribute to the Shareholders, on the same basis as the Cash Amount has been distributed to them, additional cash in an amount equal to the amount of such difference.

2.9                                 Exchange of Certificates.

(a)                                  Exchange Agent.  American Stock Transfer & Trust shall serve as the exchange agent (the “Exchange Agent”) for the Merger.

(b)                                 Parent to Provide Cash and Parent Common Stock.

(i)                           Merger Share Amount and Cash Amount.  Promptly after  (but in no event more than five days after) the Effective Time, (i) Parent shall make available to the Exchange Agent for exchange in accordance with this Article 2 (x) the shares of Parent Common Stock issuable pursuant to Sections 2.6(b)(x) and (y) the cash payable pursuant to Sections 2.6(b)(y), in exchange for outstanding shares of Company Common Stock (other than the Escrow Cash Amount and the Special Escrow Cash Amount), (ii) Parent shall deposit into the Closing Escrow Fund the Escrow Cash Amount, (iii) Parent shall deposit into the Earnout Escrow Fund a number of shares of Parent Common Stock equal to the Earnout Share Amount, and (iv) Parent shall deposit into the Special Escrow Fund the Special Escrow Cash Amount.

(ii)                        Earnout Share Amount.  Promptly (and in any event not more than three days) after each Earnout Distribution Date, the Escrow Agent shall make available to the Exchange Agent for exchange in accordance with this Article 2, the shares of Parent Common Stock issuable pursuant to Sections 2.6(b)(z) and 2.6(d)(iv).

(c)                                  Exchange Procedures.  On or promptly after the Closing Date and in any event within five (5) business days after the Closing Date, Parent shall mail or cause to be mailed to each holder of record of shares of Company Common Stock (the certificates evidencing such shares being referred to herein as a “Certificate” and, collectively, as “Certificates”), at the address set forth opposite each such holder’s name on the Spreadsheet, a letter of transmittal in customary form and substance (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Shareholder Representative may reasonably specify and contain an acknowledgment that the rights of a holder of Company Common Stock to receive consideration in the Merger are subject to the indemnification provisions set forth in Article 9 and elsewhere in this Agreement) and instructions for use in effecting the surrender of Certificates in exchange for shares of Parent Common Stock and cash pursuant to Section 2.6.  Upon surrender of a Certificate for cancellation, subject to Section 2.11, to the Exchange Agent, or such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive from the Exchange Agent in exchange therefor, (x) a certificate representing the number of whole shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.6(b)(x) and (y) a cash payment equal to the cash to which such holder is entitled pursuant to Section 2.6(b)(y), less the amount of cash to be deposited into (i) the Closing Escrow Fund on such holder’s behalf pursuant to Section 2.6(f) and (ii) the Special Escrow Fund on such holder’s behalf pursuant to Section 2.6(m), and (z) the right to receive shares of Parent Common Stock to the extent set forth in Section 2.6(b)(z), and the Certificate so surrendered shall forthwith be canceled.  Thereafter, promptly following each Earnout Distribution Date and subject to the terms and conditions of the Escrow Agreement regarding the release of shares of Parent Common Stock from the Earnout Escrow Fund, the holder of record of such Certificate shall be entitled to receive the shares of Parent Common Stock, if any, eligible for release from the Earnout Escrow Fund as of such Earnout Distribution Date pursuant to Sections 2.6(b)(z).  Until so surrendered, each Certificate outstanding after the Effective Time will be deemed for all corporate purposes to evidence only the right to receive the cash and stock consideration set forth in Section 2.6.

(d)                                 Distributions With Respect to Shares Not Surrendered.  No dividends or other distributions declared or made after the Effective Time with respect to shares of Parent Common Stock with a record date after the Effective Time will be paid to the holder of any Certificate that has not been surrendered with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate, subject to Section 2.11, to the Exchange Agent in accordance with this Section 2.9.  Subject to applicable law, following surrender of any such Certificate, subject to Section 2.11, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock.

(e)                                  Transfers of Ownership.  If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered on the books and records of the Company and as set forth in the Spreadsheet, it will be a condition of the issuance or delivery thereof that the Certificate so surrendered, subject to Section 2.11, will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.

(f)                                    No Liability.  Notwithstanding anything to the contrary in this Section 2.9, none of the Exchange Agent, Parent, the Surviving Corporation or any other party hereto shall be liable to a holder of shares of Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.10                           No Further Ownership Rights in Company Capital Stock.  The shares of Parent Common Stock and cash paid in respect of the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 2.

2.11                           Lost, Stolen or Destroyed Certificates.  In the event any Certificates evidencing shares of Company Common Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such amount, if any, as may be required pursuant to Section 2.6; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the holder of such lost, stolen or destroyed Certificates to either (i) deliver a bond in such amount as it may reasonably direct, or (ii) provide an indemnification agreement in a form and substance acceptable to Parent, against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been so lost, stolen or destroyed.

2.12                           Termination of Agreements.  The Company shall have terminated (effective as of the Effective Time) each of those Contracts set forth on Schedule 2.12 hereto and each such Contract shall be of no further force or effect as of the Effective Time).

2.13                           Further Assurances.  If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, and the officers and directors of Parent and the Surviving Corporation shall be fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES
OF THE COMPANY AND THE PRINCIPAL SHAREHOLDERS

The Company and each Principal Shareholder hereby represents and warrants to Parent and Merger Sub, subject to such exceptions as are disclosed in the disclosure schedule (referencing the appropriate section and paragraph numbers or that are disclosed with respect to other sections or paragraphs but it is readily apparent from such disclosure that such information is applicable to the original section or paragraph) supplied as of the date hereof by the Company to Parent (the “Disclosure Schedule”), as follows:

3.1                                 Organization.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California.  The Company has the corporate power to own its properties and to carry on its business as currently conducted.  The Company is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which such qualification or license is required.  The Company has delivered a true and correct copy of its Articles of Incorporation and Bylaws, each as amended to date and in full force and effect on the date hereof, to Parent.  Section 3.1 of the Disclosure Schedule contains a complete and accurate list of the directors and officers of the Company as of the date hereof.  The operations now being conducted by the Company are not now and have never been conducted by the Company under any other name.  Section 3.1 of the Disclosure Schedule also contains a complete and accurate list of every state or foreign jurisdiction in which the Company has employees or facilities.

3.2                                 Authority.  The Company has all requisite corporate power and authority to enter into this Agreement and any Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and any Ancillary Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and no further action is required on the part of the Company to authorize the Agreement and any Ancillary Agreements to which it is a party and the transactions contemplated hereby and thereby.  The approval of the principal terms of the Merger by (i) holders of a majority of the outstanding shares of Company Common Stock, voting together as a separate class, (ii) holders of a majority of the Company Common Stock and the Company Preferred Stock (voting together as a single class on an as-converted to common basis), and (iii) holders of a majority of the Company Preferred Stock (voting together as a single class on an as-converted to common basis) (together (i), (ii) and (iii), the “Requisite Shareholder Approval”) are the only approvals of the Shareholders that are necessary to consummate the Merger and the other transactions contemplated hereby under the CGCL, the Articles of Incorporation and Bylaws of the Company and any Contract to which the Company is a party or otherwise bound.  The Board of Directors of the Company has unanimously approved this Agreement, the Merger and the other transactions contemplated hereby.  This Agreement and each of the Ancillary Agreements to which the Company is a party has been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and similar laws, both state and federal, affecting the enforcement of creditors’ rights or remedies in general as from time to time in effect or (ii) the exercise by courts of equity powers.

3.3                                 Conflicts.  The execution and delivery by the Company of this Agreement and any Ancillary Agreement to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not (x) conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (i) any provision of the Articles of Incorporation and Bylaws of the Company, (ii) any Contract to which the Company is a party or any of its properties or assets is subject, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its properties or assets or (y) result in the imposition or creation of any Lien upon or with respect to any of the assets owned or used by the Company, except in the case of clauses (x)(ii), (x)(iii) and (y) where such Conflict or Lien does not constitute a Company Material Adverse Effect.

3.4                                 Consents.  No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Authority or any third party, including a party to any Contract with the Company (so as not to trigger any Conflict), is required by or with respect to the Company in connection with the execution and delivery of this Agreement and any Ancillary Agreement to which the Company is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws, (ii) the Requisite Shareholder Approval, and (iii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings that, if not obtained or made, would not constitute a Company Material Adverse Effect, and (iv) the filing of the Agreement of Merger with the Secretary of State of the State of California.  Section 3.4 of the Disclosure Schedule sets forth a complete and accurate list of all consents, waivers and approvals of parties to any Contract as are required thereunder in connection with the Merger, or for any such Contracts to remain in full force and effect without limitation, modification or alteration after the Effective Time so as to preserve all rights of, and benefits to, the Surviving Corporation under such Contracts from and after the Effective Time.

3.5                                 Company Capital Structure.

(a)                                  The authorized capital stock of the Company consists of 13,000,000 shares of Common Stock and 9,000,000 shares of Preferred Stock.  As of the date hereof, the capitalization of the Company is as set forth in Section 3.5(a) of the Disclosure Schedule.  The total number of shares of each class and series of Company Capital Stock outstanding as of the date hereof, the total number of shares underlying each security convertible into, or exercisable or exchangeable for, shares of Company Capital Stock outstanding as of the date hereof and the total number of shares underlying all Company Options outstanding as of the date hereof is as set forth in Section 3.5(a) of the Disclosure Schedule.  As of the date hereof, each one (1) outstanding share of Company Preferred Stock is convertible into one (1) share of Company Common Stock.  The Company Capital Stock is held by the Persons with the domicile addresses and in the amounts set forth in Section 3.5(a) of the Disclosure Schedule.  All outstanding shares of

Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of the Company, or any agreement to which the Company is a party or by which it is bound.  All outstanding shares of Company Capital Stock and Company Options have been issued or repurchased (in the case of shares that were outstanding and repurchased by the Company or any Shareholder of the Company) in compliance with all applicable federal, state, foreign, or local statues, laws, rules, or regulations, including federal and state securities laws.  The Company has not, and will not have, suffered or incurred any Liability relating to or arising out of the issuance or repurchase of any Company Capital Stock or Company Options, or out of any agreements or arrangements relating thereto.  There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock.  The Company has no other capital stock authorized, issued or outstanding.  No vesting provisions, repurchase options, risks of forfeiture or other conditions under any applicable stock restriction agreement or other agreement with the Company that are applicable to any shares of Company Capital Stock, Company Options or to any other rights to purchase Company Capital Stock, will accelerate as a result of the Merger or as a result of any other events (whether or not associated with the Merger).  No shares of Company Capital Stock are unvested or subject to a repurchase option, risk of forfeiture or other condition under any applicable stock restriction agreement or other agreement with the Company.

(b)                                 Except for the Company Stock Option Plan, the Company has never adopted or maintained any stock option plan or other plan providing for equity compensation of any Person.  Section 3.5(b) of the Disclosure Schedule sets forth for each outstanding Company Option, the name of the holder of such option or warrant, the number of shares of Company Capital Stock issuable upon the exercise of such option or warrant and the exercise price of such option or warrant.  Except for the Company Options, there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company.  Except as contemplated hereby, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company.  As a result of the Merger, Parent will be the sole record and beneficial holder of all issued and outstanding Company Capital Stock and all rights to acquire or receive any shares of Company Capital Stock, whether or not such shares of Company Capital Stock are outstanding.

3.6                                 Subsidiaries.  The Company does not have, and has never had, any subsidiaries or any “affiliated” companies (within the meaning of Rule 145 promulgated under the Securities Act) and does not otherwise own, and has never otherwise owned, any shares of capital stock or any interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity.

3.7                                 Company Financial Statements.  Section 3.7 of the Disclosure Schedule sets forth the Company’s unaudited balance sheet as of August 31, 2004, and the related unaudited statement of income, cash flow and shareholders’ equity for the eight-month period then ended, and the unaudited balance sheets as of December 31, 2003 and 2002 and the related unaudited statements of income, cash flow and shareholders’ equity for the twelve-month periods then ended (the “Company Financial Statements”).  The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and consistent with each other (except that the unaudited Company Financial Statements do not contain footnotes and other presentation items that may be required by GAAP).  The Company Financial Statements present fairly in all material respects the Company’s financial condition and operating results as of the dates and during the periods indicated therein.  The Company’s unaudited balance sheet as of August 31, 2004, is referred to hereinafter as the “Current Balance Sheet” and the date thereof is referred to herein as the “Current Balance Sheet Date.”  The Company maintains and shall continue to maintain an adequate system of internal controls established and administered in accordance with GAAP.

3.8                                 No Undisclosed Liabilities.  The Company has no Liability that would be required to be reflected in financial statements prepared in accordance with GAAP except Liabilities (i)  reflected in the Current Balance Sheet, or (ii) incurred in the ordinary course of business consistent with past practices since the Current Balance Sheet Date and through the Signing Date, which do not exceed $20,000 in the aggregate.

3.9                                 No Changes.  From the Current Balance Sheet Date through the date hereof, except with respect to the transactions contemplated hereby, (a) the business of the Company has been conducted in the ordinary course and consistent with past practices, (b) there has not been any employment dispute, including any claims or matters raised by any individuals or any workers’ representative organization or union regarding labor trouble or claim of wrongful discharge or other unlawful employment or labor practice or action with respect to the Company, (c) there has not been any destruction of, damage to, or loss of any material assets or business of the Company, or any Significant Customer or Significant Supplier (whether or not covered by insurance) and (d) the Company has not taken any of the actions described in paragraphs (i) through (xx) of Section 6.1 hereof.

3.10                           Taxes.

(a)                                  As of the Closing Date, the Company will have (i) prepared and timely filed all federal, state, local and foreign returns for the tax year ended December 31, 2003, and all other required federal, state, local and foreign returns, estimates, information statements and reports (“Returns”) relating to any and all Taxes concerning or attributable to the Company or its operations and such Returns are or will be true and correct in all material respects and have been or will be completed in accordance with applicable law in all material respects and (ii) timely paid or accrued on its books all Taxes it is required to pay.

(b)                                 As of the Closing Date, the Company will have timely paid or withheld with respect to Company Employees all federal, state and foreign income taxes and social security charges and similar fees, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other Taxes required to be withheld, and will have timely paid such Taxes withheld over to the appropriate authorities.

(c)                                  The Company has not been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(d)                                 No audit or other examination of any Return of the Company is presently in progress, nor has the Company been notified of any request for such an audit or other examination.

(e)                                  The Company has no liabilities for unpaid Taxes which have not been accrued or reserved on the Current Balance Sheet, whether asserted or unasserted, contingent or otherwise, and the Company has not incurred any liability for Taxes since the date of the Current Balance Sheet other than in the ordinary course of business.

(f)                                    The Company has made available to Parent or its legal counsel copies of all Tax Returns for the Company filed for all periods since its inception.

(g)                                 There are (and immediately following the Effective Time there will be) no Liens on the assets of the Company relating to or attributable to Taxes other than Liens for Taxes not yet due and payable.

(h)                                 The Company has no Knowledge of any basis for the assertion of any claim relating or attributable to Taxes that, if adversely determined, would result in any Lien on the assets of the Company.

(i)                                     None of the Company’s assets is treated as “tax-exempt use property,” within the meaning of Section 168(h) of the Code.

(j)                                     The Company has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(4) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

(k)                                  The Company has (a) never been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), (b) never been a party to any Tax sharing, indemnification or allocation agreement, (c) no liability for the Taxes of any Person (other than Company) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or agreement, or otherwise and (d) never been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes.

(l)                                     The Company has not been, at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(m)                               No adjustment relating to any Return filed by the Company has been proposed formally or, to the Knowledge of the Company, informally by any tax authority to the Company or any representative thereof.

(n)                                 The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(o)                                 No claim has ever been made by a taxing authority in a jurisdiction where the Company does not file Returns that it is or may be subject to taxation by that jurisdiction.

(p)                                 The Company does not have and has not had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country.

(q)                                 None of the outstanding indebtedness of the Company constitutes indebtedness with respect to which any interest deductions may be disallowed under Sections 163(i), 163(l) or 279 of the Code or under any other provision of applicable law.

(r)                                    The Company has not engaged in a transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulation §1.6011-4(b)(2).

(s)                                  The Company will not be required to include any income or gain or exclude any deduction or loss from taxable income as a result of any (a) change in method of accounting under Section 481(c) of the Code, (b) closing agreement under Section 7121 of the Code, (c) deferred intercompany gain or excess loss account under Treasury Regulations under Section 1502 of the Code (or in the case of each of (a), (b), and (c), under any similar provision of applicable law), (d) installment sale or open transaction disposition or (e) prepaid amount.

(t)                                    No Shareholder holds shares of Company Capital Stock that are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which, to the Knowledge of the Company, a valid election under Section 83(b) of the Code has not been made, and no payment to any Shareholder of any portion of the consideration payable pursuant to this Agreement will result in compensation or other income to such Shareholder with respect to which Parent, the Company or any subsidiary of Parent or the Company would be required to deduct or withhold any Taxes.

3.11                           Employee Benefit Plans and Compensation.

(a)                                  Section 3.11(a) of the Disclosure Schedule contains a complete and accurate list of each Company Employee Plan, each Employee Agreement under each Company Employee Plan, and each Employee Agreement.  Neither the Company nor any ERISA Affiliate has made any plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to adopt or enter into any Company Employee Plan or Employee Agreement.  Section 3.11(a) of the Disclosure Schedule sets forth a table setting forth the name and compensation of each Company Employee.

(b)                                 The Company has provided to Parent (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including, without limitation, all amendments thereto and all related trust documents administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (v) all communications material to any Company Employee or Company Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company, (vi) all correspondence to or from any governmental agency relating to any Company Employee Plan, (vii) all standard COBRA forms and related notices, (viii) the most recent annual actual valuations, if any, prepared for each Company Employee Plan, (ix) all discrimination tests for each Company Employee Plan for the three (3) most recent plan years, and (x) all IRS determination, opinion, notification and advisory letters with respect to each Company Employee Plan, if any.

(c)                                  The Company and its ERISA Affiliates have performed in all material respects all obligations required to be performed by them under each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code.  Any Company Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS.  For each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code there has been no event, condition or circumstance that has adversely affected or is likely to adversely affect such qualified status.  No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan.  There are no actions, suits or claims pending, or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan.  Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, Company or any of its ERISA Affiliates (other than ordinary administration expenses).  There are no audits, inquiries or proceedings pending or, to the Knowledge of the Company or any ERISA Affiliates, threatened by the IRS or DOL, or any other Governmental Authority with respect to any Company Employee Plan.  Neither the Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.  The Company and each ERISA Affiliate have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.

(d)                                 Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any (i) Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code, (ii) Multiemployer Plan, (iii) plan described in Section 413 of the Code, or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code.  No Company Employee Plan provides health benefits that are not fully insured through an insurance contract.

(e)                                  No Company Employee Plan or Employee Arrangement provides, or reflects or represents any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Company Employee (either individually or to Company Employees as a group) or any other Person that such Company Employee(s) or other Person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefits, except to the extent required by statute.

(f)                                    The Company and each Affiliate has, prior to the Effective Time, complied in all materials respects with the health care continuation requirements of COBRA, FMLA, HIPAA, the Women’s Health and Cancer Rights Act of 1998, the Newborns’ and Mothers’ Health Protection Act of 1996, and any similar provisions of state law applicable to Company Employees.

(g)                                 The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Employee.

(h)                                 No payment or benefit which has been, will or may be made by the Company or its Affiliates with respect to any Company Employee or any other “disqualified individual” (as defined in Section 280G of the Code and the regulations thereunder) will be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code.

(i)                                     The Company: (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Company Employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Company Employees (other than routine payments to be made in the normal course of business and consistent with past practice).  There are no pending, reasonably anticipated, or to the Knowledge of the Company, threatened claims or actions against the Company under any worker’s compensation policy or long-term disability policy.  Neither the Company nor any Affiliate has direct or indirect liability with respect to any misclassification of any Person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.  The services provided by each of the Company’s and its Affiliates’ Company Employees is terminable at the will of the Company and its Affiliates and any such termination would result in no liability to the Company or any Affiliate.

(j)                                     No work stoppage or labor strike against the Company or any Affiliate is pending, reasonably anticipated or, to the Knowledge of the Company, threatened.  The Company does not know of any activities or proceedings of any labor union to organize any Company Employees.  There are no actions, suits, claims, labor disputes or grievances pending, or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Company Employee, including, without limitation, charges of unfair labor practices or discrimination complaints.  The Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act.  The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Company Employees and no collective bargaining agreement is being negotiated with respect to Company Employees.  Neither the Company nor any of its Subsidiaries have incurred any material liability or material obligation under the Work Adjustment and Retraining Notification Act or any similar state or local law which remains unsatisfied.

(k)                                  Neither the Company nor any Affiliate currently or has it ever had the obligation to maintain, establish, sponsor, participate in, be bound by or contribute to any Company International Employee Plan.

3.12                           Intellectual Property.

(a)                                  Section 3.12(a) of the Disclosure Schedule contains a complete and accurate list of (i) all Registered Intellectual Property owned by, or filed in the name of, the Company (the “Company Registered Intellectual Property”), and (ii) any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property, including all actions required to be taken by the Company within one hundred twenty (120) days following the Closing Date.

(b)                                 Each item of Company Intellectual Property owned by the Company including all Company Registered Intellectual Property listed in Section 3.12(a) of the Disclosure Schedule, and to the Company’s Knowledge, each item of Company Intellectual Property exclusively licensed to the Company, is free and clear of any Liens, other than licenses pursuant to which the Company grants non-exclusive rights to any third party with respect to the Company’s products in the ordinary course of business.  The Company is the sole owner or exclusive licensee of all Company Intellectual Property.

(c)                                  To the extent that any Intellectual Property has been developed or created on behalf of the Company independently or jointly by any person other than the Company, the Company has a written agreement with such person with respect thereto, and the Company thereby has obtained ownership of, and is the exclusive owner of, all such Intellectual Property therein and associated Intellectual Property Rights by operation of law or by valid assignment, and has required the waiver of all non-assignable rights, including but not limited to, all author or moral rights.

(d)                                 The Company has not transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Company Intellectual Property, to any other Person.

(e)                                  Other than “shrink-wrap” and similar widely available binary code and commercial end-user licenses with license fees under $5,000 (“Commercially-Available Licenses”), but not including Open Source Materials, the Company Intellectual Property constitutes all the Intellectual Property and Intellectual Property Rights used in or necessary for the conduct of the business of the Company as it currently is conducted, including, without limitation, the design, development, manufacture, use, import and sale of products, technology and services (including products, technology or services currently under development).

(f)                                    Other than (i) Commercially-Available Licenses, but not including Open Source Materials, and (ii) other non-exclusive licenses and related agreements with respect thereto of the Company’s products to end-users pursuant to written agreements that have been entered into in the ordinary course of business, Section 3.12(f) of the Disclosure Schedule contains a complete and accurate list of all Contracts to which the Company is a party and pursuant to which the Company (A) grants any rights to any third party under or with respect to any Company Intellectual Property; and (B) is granted any rights under the Intellectual Property Right of any third party.  No third party who has licensed Intellectual Property or Intellectual Property Rights to the Company has ownership rights or license rights to improvements made by the Company to such Intellectual Property that are made within the scope of the license.

(g)                                 Other than (i) Commercially-Available Licenses, but not including public or open source technology, and (ii) other non-exclusive licenses and related agreements with respect thereto of the Company’s products to end-users pursuant to written agreements that have been entered into in the ordinary course of business, Section 3.12(g) of the Disclosure Schedule contains a complete and accurate list of all Contracts between the Company and any other Person wherein or whereby the Company has agreed to, or assumed, any obligation or duty to defend, indemnify, reimburse, hold harmless, or guaranty such other Person with respect to the actual or alleged infringement or misappropriation by the Company or such other Person of the Intellectual Property Rights of any Person other than the Company.

(h)                                 The operation of the business of the Company as it currently is conducted, including but not limited to the design, development, use, import, manufacture and sale of the products, technology or services (including products, technology or services currently under development) of the Company, does not infringe or misappropriate the Intellectual Property Rights of any Person, violate the rights of any Person (including rights to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction in which the Company conducts business or in which the Company sells or offers for sale, directly or indirectly, products or services.  The Company has not received any notice from any Person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of the Company infringes or misappropriates the Intellectual Property Rights of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction in which the Company conducts business or in which the Company sells or offers for sale, directly or through licensees or distributors, products or services, nor does Company have any Knowledge of any basis therefor.

(i)                                     Each item of Company Registered Intellectual Property is valid and subsisting (other than pending applications for Company Registered Intellectual Property), and all necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property.  Other than as set forth in Section 3.12(a) of the Disclosure Schedule, there are no actions that must be taken by the Company within one-hundred twenty (120) days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Company Registered Intellectual Property.  In each case in which the Company has acquired ownership of any Intellectual Property Rights from any Person, the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property and the associated Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to the Company and, to the maximum extent provided for by, and in accordance with, applicable laws and regulations, the Company has recorded each such assignment with the relevant governmental authorities, including the PTO, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be.

(j)                                     There are no Contracts between the Company and any other Person with respect to Company Intellectual Property or other Intellectual Property used in or necessary to the conduct of the business as it is currently conducted under which there is any dispute regarding the scope of such Contract, or performance under such Contract including with respect to any payments to be made or received by the Company thereunder.

(k)                                  Neither the execution of this Agreement by the Company nor the transactions contemplated by this Agreement, including the assignment to Parent by operation of law or otherwise of any Contracts to which the Company is a party, will result in (i) Parent, Merger Sub, the Company or the Surviving Corporation granting to any third party any right to or with respect to any Intellectual Property owned by, or licensed to, any of them under any Contract to which the Company is a party or by which it is bound, (ii) Parent, Merger Sub, the Company or the Surviving Corporation being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses under any Contract to which the Company is a party or by which it is bound, or (iii) Parent, Merger Sub, the Company or the Surviving Corporation being obligated to pay any royalties or other material amounts to any third party under any Contract to which the Company is a party or by which it is bound in excess of those payable by any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby.

(l)                                     To the Knowledge of the Company, no Person or entity is infringing or misappropriating any Company Intellectual Property.

(m)                               The Company has taken all reasonable steps that are required or necessary to protect the Company’s rights in confidential information and trade secrets of the Company or provided by any other Person or entity to the Company.  Without limiting the foregoing, the Company has, and enforces, a policy requiring each employee, consultant, and contractor to execute proprietary information, confidentiality and assignment agreements substantially in the Company’s standard forms, and all current and former employees, consultants and contractors of the Company have executed such an agreement in substantially the Company’s standard form, a copy of which had been delivered to Parent.

(n)                                 As of the date of this Agreement, and to the Knowledge of the Company, no Company Intellectual Property is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or may affect the validity, use or enforceability of such Company Intellectual Property.

(o)                                 To the Knowledge of the Company, no (i) product, technology, service or publication of the Company, (ii) material published or distributed by the Company, or (iii) conduct or statement of the Company constitutes obscene material, a defamatory statement or material, false advertising or otherwise violates any law or regulation of any jurisdiction in which the Company conducts business or in which the Company sells or offers for sale, directly or through licensees or distributors, products and services.

(p)                                 No government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of the Company Intellectual Property, and no Governmental Authority, university, college, other educational institution or research center has any claim or right in or to the Company Intellectual Property.  No current or former employee, consultant or independent contractor of the Company who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for the government, a university, college or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services for the Company.

(q)                                 Section 3.12(q) of the Disclosure Schedule contains a complete and accurate list of all Intellectual Property of the Company, of a third party or in the public domain that constitutes open source, public source or freeware Intellectual Property, or any modification or derivative thereof, including any version of any software licensed pursuant to any GNU general public license or limited general public license (“Open Source Materials”) that was used in, incorporated into, integrated or bundled with any Intellectual Property that is, or was, used by the Company in its business, or incorporated in or used in the development or compilation of any products or technology of the Company, and describes the manner in which such Open Source Materials were used (such description shall include whether (and, if so, how) the Open Source Materials were modified and/or distributed by the Company or its Subsidiary).

(r)                                    The Company has not (i) incorporated Open Source Materials into, or combined Open Source Materials with, any Company products or technology, (ii) distributed Open Source Materials in conjunction with any Company Intellectual Property or Company products or technology, or (iii) used Open Source Materials in such a way that, with respect to (i) or (ii) creates, or purports to create, obligations for the Company with respect to any Company Intellectual Property or grants, or purports to grant, to any third party, any rights or immunities under any Company products or technology (including, but not limited to, using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no charge).

(s)                                  The Company has secured all export licenses necessary or appropriate for the distribution of the Company’s products, services and technology outside of the United States in any jurisdiction in which the Company conducts business or in which the Company sells or offers for sale, directly or through licensees or distributors, products and services, and all such licenses are in full force and effect.

(t)                                    The Company’s products do not contain any virus, Trojan horse, worm or other software routines or hardware components designed to permit unauthorized access, to disable, erase or otherwise harm software, hardware or data.

3.13                           Restrictions on Business Activities.  Section 3.13 of the Disclosure Schedule sets forth a complete and accurate list of each Contract (non-competition or otherwise) judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has or may reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company (including any restrictions on selling, licensing, manufacturing or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market, any acquisition of property (tangible or intangible) by the Company, the conduct of business by the Company, or otherwise limiting the freedom of the Company to engage in any line of business or to compete with any Person.)

3.14                           Properties.

(a)                                  The Company does not own any real property, nor has the Company ever owned any real property.  Section 3.14(a) of the Disclosure Schedule sets forth a complete and accurate list of all real property currently leased by the Company or otherwise used or occupied by the Company for the operation of the Company’s business (the “Leased Real Property”), the name of the lessor, the name and date of each lease agreement related thereto and each amendment thereto.  The Company has provided Parent true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof, and there are no other lease agreements for real property affecting the real property or to which Company is bound.  All such lease Contracts are valid and enforceable and not in default, no rentals are past due, and no circumstance exists, which, with notice, the passage of time or both, could constitute a default under any such lease agreement.  The Company has received no notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such lease agreement, which has not been fully remedied and withdrawn.  The consummation of the Merger and the other transactions contemplated hereby will not affect the enforceability against any Person of any such lease agreement or the rights of the Company or the Surviving Corporation to the continued use and possession of the real property for the conduct of business as presently conducted.  The Leased Real Property is in good operating condition and repair, free from structural, physical and mechanical defects, is maintained in a manner consistent with standards generally followed with respect to similar properties, and is structurally sufficient and otherwise suitable for the conduct of the business as presently conducted.

(b)                                 The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, Personal and mixed, used or held for use in its business, free and clear of any Liens, except Liens for Taxes not yet due and payable and such imperfections of title and encumbrances, if any, which do not detract from the value or interfere with the present use of the property subject thereto or affected thereby.  The foregoing assets and the Company Intellectual Property constitute all of the assets used in, and necessary for, the business of the Company as currently conducted or currently contemplated to be conducted.

(c)                                  Section 3.14(c) of the Disclosure Schedule contains a complete and accurate list of all material items of equipment owned or leased by the Company, and such equipment is adequate for the conduct of the business of the Company as currently conducted and as currently contemplated to be conducted and in good operating condition, regularly and properly maintained, subject to normal wear and tear.

(d)                                 The Company has sole and exclusive ownership, free and clear of any Liens, of all customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to its current and former customers not reserved by such customer.  No Person other than the Company possesses any claims or rights with respect to use of such customer information.

3.15                           Material Contracts.

(a)                                  Section 3.15 of the Disclosure Schedule sets forth a complete and accurate list of the following Contracts in effect as of the date hereof (together with the Contracts set forth in Section 3.12(f) and (g) (Intellectual Property), Section 3.13 (Restrictions on Business Activities) or Section 3.14(a) (Leases), of the Disclosure Schedule, a “Material Contract” and, collectively, the “Material Contracts”):

(i)                                     any employment or consulting Contract with an employee or individual consultant or salesperson, or consulting or sales Contract with a firm or other organization;

(ii)                                  any Contract or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iii)                               any Contract relating to the lease of personal property involving future payments in excess of $20,000 individually or $40,000 in the aggregate;

(iv)                              any Contract relating to capital expenditures and involving future payments in excess of $20,000 individually or $40,000 in the aggregate;

(v)                                 any Contract relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company’s business;

(vi)                              any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit (other than trade payables in the ordinary course of business consistent with past practices);

(vii)                           any Contract for the purchase by the Company of goods or services involving in excess of $20,000 individually or $40,000 in the aggregate;

(viii)                        any Contract for the purchase by customers of goods or services involving in excess of $20,000 individually or $40,000 in the aggregate;

(ix)                                any dealer, distribution, joint marketing, strategic alliance or development Contract;

(x)                                   any standstill or similar Contract;

(xi)                                any non-employee sales representative, original equipment manufacturer, manufacturing, value added, remarketer, reseller, or independent software vendor, or other Contract for use or distribution of the Company’s products, technology or services;

(xii)                             any Contract (a) of a nature required to be disclosed on Section 3.21 of the Disclosure Schedule, or (b) granting a power of attorney, agency or similar authority to another person or entity; or

(xiii)                          any other Contract that (a) involves future payments in excess of $20,000 individually or $40,000 in the aggregate or more and is not cancelable without penalty within thirty (30) days, (b) has an unexpired term as of the Current Balance Sheet Date in excess of twelve months and is not otherwise listed on Section 3.15 of the Disclosure Schedule, or (c) is otherwise material to the business of the Company and not otherwise listed on Section 3.15 of the Disclosure Schedule.

(xiv)                         Except as set forth on Exhibit 3.15(a)(xiv), any Contract in which the Company has agreed to no limitation on the Company’s liability thereunder.

(b)                                 The Company is in compliance with and has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any Material Contract, nor does the Company have any Knowledge of any event that would constitute such a breach, violation or default with the lapse of time, giving of notice or both.  Each Material Contract is in full force and effect, enforceable in accordance with its terms, and the Company is not in default thereunder, nor to the Knowledge of the Company, is any party obligated to the Company pursuant to any such Material Contract in default thereunder.  Following the Effective Time, the Surviving Corporation will be permitted to exercise all of its rights under the Material Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay pursuant to the terms of such Material Contracts had the transactions contemplated by this Agreement not occurred.

3.16                           Insurance.  Section 3.16 of the Disclosure Schedule contains a complete and accurate list of all insurance policies and bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company or any of its Affiliates (the “Insurance Policies”).  There is no claim by the Company or any of its Affiliates pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that the Company or any of its Affiliates has a reason to believe will be denied or disputed by the underwriters of such policies or bonds.  In addition, there is no pending claim of which its total value (inclusive of defense expenses) will exceed the policy limits.  All premiums due and payable under all such policies and bonds have been paid, (or if installment payments are due, will be paid if incurred prior to the Closing Date) and the Company and its Affiliates are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage).  The Company has no Knowledge or reasonable belief of threatened termination of, or premium increase with respect to, any of such policies.

3.17                           Litigation.  There is no action, suit, claim or proceeding of any nature pending, or to the Knowledge of the Company, threatened, against the Company, its properties (tangible or intangible) or any of its officers or directors (in their capacity as such), nor to the Knowledge of the Company is there any reasonable basis therefor.  There is no investigation or other proceeding pending or, to the Knowledge of the Company, threatened, against the Company, any of its properties (tangible or intangible) or any of its officers or directors (in their capacity as such) by or before any Governmental Authority, nor to the Knowledge of the Company is there any reasonable basis therefor.  No Governmental Authority has at any time challenged or questioned the legal right of the Company to conduct its operations as presently or previously conducted or as presently contemplated to be conducted.

3.18                           Governmental Authorization.  Each consent, license, permit, grant or other authorization (i) pursuant to which the Company currently operates or holds any interest in any of its properties, or (ii) which is required for the operation of the Company’s business as currently conducted or currently contemplated to be conducted or the holding of any such interest (collectively, “Company Authorizations”) has been issued or granted to the Company.  The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its business or hold any interest in its properties or assets.

3.19                           Compliance with Laws.  The Company has complied with, is not in violation of, and has not received any notices of violation with respect to, any foreign, federal, state or local statute, law or regulation applicable to the Company, its business or its assets (whether tangible or intangible).

3.20                           Environmental Compliance.

(a)                                  The Company has not (i) operated any underground storage tanks at any property that the Company has at any time owned, operated, occupied or leased, or (ii) released any amount of any substance that has been designated by any Governmental Authority or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, and urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws (a “Hazardous Material”), but excluding office and janitorial supplies properly and safely maintained.  No Hazardous Materials are present in, on or under any property (including the land and the improvements, ground water and surface water thereof) that the Company has at any time owned, operated, occupied or leased.

(b)                                 The Company has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law or in a manner that would result in liability to the Company, nor has the Company disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to herein as “Hazardous Materials Activities”) in violation of any rule, regulation, treaty or statute promulgated by any Governmental Authority to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

(c)                                  No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Knowledge of the Company, threatened, concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company.  The Company has no Knowledge of any fact or circumstance that could involve the Company in any environmental litigation or impose upon the Company any environmental liability.

3.21                           Interested Party Transactions.  To the Knowledge of the Company, no officer, director, consultant or shareholder of the Company (nor any ancestor, sibling, descendant or spouse of any of such Persons, or any trust, partnership or corporation in which any of such Persons has or has had an interest), has or has had, directly or indirectly, (i) an interest in any entity which furnished or sold, or furnishes or sells, services, products or technology that the Company furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity that purchases from or sells or furnishes to the Company, any goods or services, or (iii) a beneficial interest in any Contract to which the Company is a party; provided, however, that ownership of no more than one percent (1%) of the outstanding capital stock of a corporation shall not be deemed to be an “interest in any entity” for purposes of this Section 3.21.  There are no Contracts with regard to contribution or indemnification between or among any of the Shareholders.

3.22                           Minute Books.  The minutes of the Company made available to counsel for Parent are the only minutes of the Company and contain accurate summaries of all meetings or actions by written consent of the Board of Directors (or committees thereof) of the Company and contain all shareholder actions by written consent since the time of incorporation of the Company.

3.23                           Brokers’ and Finders’ Fees.  The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with the Agreement or any transaction contemplated hereby.

3.24                           Accounts Receivable.

(a)                                  The Company has made available to Parent a list of all accounts receivable of the Company as of the Current Balance Sheet Date, together with an aging schedule indicating a range of days elapsed since invoice.

(b)                                 All of the Company’s accounts receivable arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied, and are collectible except to the extent of reserves therefor set forth in the Current Balance Sheet or, for receivables arising subsequent to the Current Balance Sheet Date, as reflected on the books and records of the Company (which are prepared in accordance with GAAP).  No Person has any Lien on any of the Company’s accounts receivable and no request or agreement for deduction or discount has been made with respect to any of the Company’s accounts receivable.

3.25                           Warranties; Indemnities.  Except for the warranties and indemnities contained in those Contracts set forth in Section 3.12(g) of the Disclosure Schedule and warranties implied by law, the Company has not given any warranties or indemnities relating to products or technology sold or services rendered by the Company.

3.26                           Financial Projections/Operating Plan.  The Company has made available to Parent certain financial projections with respect to the Company’s business which projections were prepared for internal use only.  Such projections were prepared in good faith and are based on assumptions believed by the Company to be reasonable as of the date of this Agreement; provided, however, that the failure to achieve any aspect of such projections prepared in good faith shall not be deemed by it to constitute a breach of any representation or warranty of the Company.

3.27                           Banks and Brokerage Accounts.  Section 3.27 of the Disclosure Schedule sets forth (a) a complete and accurate list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company has an account or a safe deposit box or maintains a banking, custodial, trading or other similar relationship, and (b) a complete and accurate list and description of each such account, box and relationship, indicating in each case the account number and the names of the respective officers, employees, agents or other similar representatives of the Company having signatory power with respect thereto.

3.28                           Customers and Suppliers.  Section 3.28(a) of the Disclosure Schedule sets forth a complete and accurate list of the thirty (30) largest customers of the Company on the basis of orders booked (the “Significant Customers”).  Section 3.28(b) of the Disclosure Schedule sets forth a complete and accurate list of the thirty (30) largest suppliers of the Company on the basis of cost of goods or services purchased by the Company during the last twelve (12) calendar months since the date of this Agreement (the “Significant Suppliers”).  Since December 31, 2003, no Significant Customer or Significant Supplier has cancelled or materially reduced or, to the Knowledge of the Company, threatened to, cancel or materially reduce its business with the Company.  To the Knowledge of the Company, no such Significant Customer or Significant Supplier is threatened with bankruptcy or insolvency.

3.29                           Representations Complete.  None of the representations or warranties made by the Company herein or in any Ancillary Agreement or schedule or exhibit hereto, including the Disclosure Schedule, or in any certificate or other document furnished by the Company pursuant to this Agreement or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact, or omits, to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

3.30                           Information Statement.  None of the information provided by the Company or the Principal Shareholders expressly for use in the Information Statement to be delivered to the Shareholders in connection with this Agreement  contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements were made, not misleading.

ARTICLE 4

ADDITIONAL REPRESENTATIONS AND WARRANTIES
OF THE PRINCIPAL SHAREHOLDERS

Each of the Principal Shareholders hereby severally, but not jointly, represents and warrants to Parent and Merger Sub as follows:

4.1                                 Organization.  If such Principal Shareholder is a legal entity, such Principal Shareholder is duly organized, validly existing and in good standing under the laws of the jurisdiction of incorporation or organization.

4.2                                 Authority.  Such Principal Shareholder has the legal capacity to enter into this Agreement and any Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby.  This Agreement and each of the Ancillary Agreements to which such Principal Shareholder is a party has been duly executed and delivered by such Principal Shareholder and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of such Principal Shareholder, enforceable against such Principal Shareholder in accordance with their respective terms, except as enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and similar laws, both state and federal, affecting the enforcement of creditors’ rights or remedies in general as from time to time in effect or (ii) the exercise by courts of equity powers.

4.3                                 No Conflict.  The execution and delivery by such Principal Shareholder of this Agreement and any Ancillary Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby do not conflict with any material Contract to which such Principal Shareholder or any of its properties or assets is subject, or any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such Principal Shareholder or its properties or assets.

4.4                                 Ownership of Company Capital Stock.  Such Principal Shareholder is the sole record and beneficial owner of the Company Capital Stock designated as being owned by such Principal Shareholder opposite such Principal Shareholder’s name in Section 3.5(a) of the Disclosure Schedule (subject to applicable marital property law).  Such Company Capital Stock is not subject to any Liens or to any rights of first refusal of any kind, and such Principal Shareholder has not granted any rights to purchase such Company Capital Stock to any other person or entity.  Each Principal Shareholder has the sole right to transfer such Company Capital Stock to Parent (subject to applicable marital property law).  Such Company Capital Stock constitutes all of the Company Capital Stock owned, beneficially or of record, by such Principal Shareholder, and such Principal Shareholder has no options, warrants or other rights to acquire Company Capital Stock.

4.5                                 Access to Information.  Copies of (i) the Parent’s annual report on Form 10-K filed with the SEC on March 10, 2004 pursuant to the Securities Exchange Act of 1934 (“Parent 10-K”), (ii) each Quarterly Report on Form 10-Q filed by Parent subsequent to the Parent 10-K, (iii) the Proxy Statement filed in connection with Parent’s Annual Shareholders’ Meeting held in 2004 and (iv) any reports on Form 8-K filed by Parent subsequent to the Parent 10-K have been made available to such principal Shareholder.  Principal Shareholder has heretofore discussed the plans, operations and financial condition with Parent’s officers.

4.6                                 Entirely for Own Account.  The Parent Common Stock to be received by such Principal Shareholder is being acquired for investment for such Shareholder’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and such Principal Shareholder has no present intention of selling, granting any participation in, or otherwise distributing the same.  By executing this Agreement, such Principal Shareholder further represents that such Shareholder does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Parent Common Stock.

4.7                                                                                 Accredited Investor; Economic Risk.  Such Principal Shareholder is an “accredited investor” as such term is defined in Rule 501(a) promulgated under the Securities Act.  Principal Shareholder acknowledges that it is able to fend for itself, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of an investment in the shares of Parent Common Stock issuable pursuant to the terms of this Agreement.  Principal Shareholder realizes that an investment in the shares of Parent Common Stock will be a speculative investment and involves a high degree of risk, and Principal Shareholder is able to bear such risk without materially impairing his financial condition.

4.8                                                                                 Restricted Securities.  Principal Shareholder understands and acknowledges that:

(a)                                  The issuance of the shares of Parent Common Stock pursuant to Section 2.6 of this Agreement will not be registered under the Securities Act, and such shares of Parent Common Stock must be held indefinitely until subsequently registered under the Securities Act as contemplated herein or an exemption from such registration is available (such as Rule 144 under the Securities Act).

(b)                                 The share certificate representing the shares of Parent Common Stock issued pursuant to Section 2.6 will be stamped with the legends specified in Section 2.6(j) hereof.

4.9                                 Disposition under the Securities Act.  Principal Shareholder understands (subject to Section 7.12) that the shares of Parent Common Stock issuable pursuant to Section 2.6 are “restricted securities” within the meaning of Rule 144 promulgated under the Securities Act and that the exemption from registration under Rule 144 will not be available in any event for at least one year from the date of issuance.

4.10                           Absence of Claims by the Principal Shareholders.  Such Principal Shareholder does not have any claim against the Company whether present or future,

contingent or unconditional, fixed or variable under any Contract or on any other basis whatsoever, whether in equity or at law, except for claims for salary and benefits and as may be provided under this Agreement or the Ancillary Agreements.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

Each of Parent and Merger Sub hereby represents and warrants to the Company and the Principal Shareholders, subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate section and paragraph numbers) supplied as of the date hereof by Parent to Company (the “Parent Disclosure Schedule”), as follows as of the date hereof and as of the Effective Time:

5.1                                 Organization, Standing and Power.  Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of California.  Each of Parent and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed would have a Parent Material Adverse Effect.

5.2                                 Authority.  Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and any Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and any Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no further action is required on the part of Parent or Merger Sub to authorize the Agreements or the Ancillary Agreements to which it is a party and the transactions contemplated hereby and thereby.  This Agreement and any Ancillary Agreements to which Parent and Merger Sub are parties have been duly executed and delivered by Parent and Merger Sub and constitute the valid and binding obligations of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with their respective terms, except as enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and similar laws, both state and federal, affecting the enforcement of creditors’ rights or remedies in general as from time to time in effect or (ii) the exercise by courts of equity powers.

5.3                                 No Conflicts.  The execution and delivery of this Agreement and any Ancillary Agreement to which Parent or Merger Sub is a party do not, and the consummation of the transactions contemplated hereby and thereby will not, Conflict with (i) any provision of the Certificate of Incorporation or Bylaws of Parent or Articles of Incorporation or Bylaws of Merger Sub, (ii) any Contract to which Parent or any of its properties or assets are subject and which has been filed as an exhibit to Parent’s Annual Report on Form 10-K for the year ended December 31, 2003 (“Parent 10-K”) and such other filings under the Securities Act or the Exchange Act which are made subsequent to the Parent 10-K and prior to the date hereof (all such Contracts, the “Parent Material Contracts”), or (iii) any judgment, order or decree applicable to Parent or Merger Sub, or (iv) any statute, law, ordinance, rule or regulation applicable to Parent or Merger Sub or their respective properties or assets, except in the case of clauses (ii), (iii) and (iv) where such Conflict would not have a Parent Material Adverse Effect.

5.4                                 Consents.  No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority, or any third party, including a party to any Contract with Parent (so as not to trigger any Conflict) is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement and any Ancillary Agreements to which Parent or Merger Sub is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws, (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings that, if not obtained or made, would not have a Parent Material Adverse Effect, and (iii) the filing of the Agreement of Merger with the Secretary of State of the State of California.

5.5                                 Parent Capital Structure.

(a)                                  Parent has a sufficient number of authorized and unissued shares of Parent Common Stock reserved for issuance to complete the transactions contemplated by this Agreement.  The shares of Parent Common Stock issuable under any provision of this Agreement have been duly authorized, and upon consummation of the transactions contemplated by this Agreement, will be validly issued, fully paid and nonassessable and will be free of any liens or encumbrances or rights of first refusal.  The shares of Parent Common Stock that will be deposited with the Escrow Agent pursuant to Section 2.6(h) have been duly authorized, and upon satisfaction of the conditions precedent relating to the issuance of such shares of Parent Common Stock contemplated by this Agreement, will be validly issued, fully paid and nonassessable and will be free of any liens or encumbrances or rights of first refusal.

(b)                                 The authorized capital stock of Parent consists of 40,000,000 shares of Common Stock and 2,000,000 shares of Preferred Stock.  As of the date hereof, Parent has reserved 2,090,000 shares of Parent Common Stock for issuance pursuant to outstanding options or other rights to acquire Parent Common Stock (the “Parent Options”).  All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Parent, or any agreement to which Parent is a party or by which it is bound.  All outstanding shares of Parent Common Stock and all Parent Options have been issued or repurchased (in the case of shares that were outstanding and repurchased by Parent) in compliance with all applicable federal, state, foreign, or local statutes, laws, rules of regulations, including federal and state securities laws.  Parent has not, and will not have, suffered or incurred any Liability relating to or arising out of the issuance or repurchase of any Parent Common Stock or Parent Options, or out of any agreements or arrangements relating thereto.  There are no declared or accrued but unpaid dividends with respect to any shares of Parent Common Stock.  Parent has no other capital stock authorized, issued or outstanding.

5.6                                 Parent SEC Documents.  Since September 13, 2002, Parent has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the Exchange Act or Securities Act (all of the foregoing filed since September 13, 2002 and prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein, being hereinafter referred to herein as the “Parent SEC Documents”).  A true and complete copy of all Parent SEC Documents is available on the Web site maintained by the SEC at http://www.sec.gov.  As of their respective filing dates, except as noted therein or to the extent corrected by subsequently filed Parent SEC Documents, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and except as noted therein or to the extent corrected by subsequently filed Parent SEC Documents, none of the Parent SEC Documents contained on their effective dates any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.7                                 Broker’s and Finders’ Fees.  Neither Parent nor Merger Sub has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

5.8                                 Merger Sub Capital Structure.

(a)                                  The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, 100 of which, as of the date hereof, were issued and outstanding.  All outstanding shares of the common stock of Merger Sub are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of Merger Sub, or any agreement to which Merger Sub is a party or by which it is bound.  All outstanding shares of the common stock of Merger Sub have been issued in compliance with all applicable federal, state, foreign, or local statutes, laws, rules, or regulations, including federal and state securities laws.  Merger Sub has no other capital stock authorized, issued or outstanding.  There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which Merger Sub is a party or by which it is bound obligating Merger Sub to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of Merger Sub or obligating Merger Sub to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to Merger Sub.  Except as contemplated hereby, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of Merger Sub.

(b)                                 Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of Merger Sub, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

5.9                                 Parent Financial Statements.  Since September 13, 2002, as of their respective dates, the financial statements of Parent included in the Parent SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC applicable with respect thereto.  Such financial statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and consistent with each other (except that unaudited interim financial statements do not contain footnotes and other presentation items that may be required by GAAP).  Such financial statements present fairly in all material respects Parent’s financial condition and operating results as of the dates and during the periods indicated therein.

5.10                           No Undisclosed Liabilities.  From the date of the most recent financial statements included in Parent SEC Documents filed prior to the date hereof through the date hereof, Parent has no Liability that would be required to be reflected in the liabilities column of a balance sheet prepared in accordance with GAAP except Liabilities (i) reflected in the financial statements of Parent included in the Parent SEC Documents filed from the date of the most recent financial statements included in Parent SEC Documents filed prior to the date hereof through the date hereof, or (ii) incurred in the ordinary course of business consistent with reasonable past practices since the date of such financial statements.

5.11                           No Changes.  From the date of the most recent financial statements included in Parent SEC Documents filed prior to the date hereof through the date hereof, except with respect to the transactions contemplated hereby, (a) the business of Parent has been conducted in the ordinary course and consistent with past practices, (b) there has not been any employment dispute, including any claims or matters raised by any individuals or any workers’ representative organization or union regarding labor trouble or claim of wrongful discharge or other unlawful employment or labor practice or action with respect to Parent, and (c) there has not been any destruction of, damage to, or loss of any material assets or business of Parent, or any significant customer or significant supplier (whether or not covered by insurance), except in each case as would not be reasonably likely to have a Parent Material Adverse Effect.

5.12                           Intellectual Property.  To Parent’s Knowledge, Parent owns or possesses sufficient legal rights to all Registered Intellectual Property owned by, or filed in the name of, Parent (“Parent Intellectual Property”), and all necessary registration maintenance and renewal fees in connection with such Parent Registered Intellectual Property have been paid, except in the case where the failure to maintain such registrations would not, in Parent’s opinion, reasonably be expected to have a Parent Material Adverse Effect.  To Parent’s Knowledge, none of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee’s best efforts to promote the interest of Parent or that would conflict with Parent’s business.  Neither the execution or delivery of this Agreement, nor the carrying on of Parent’s business will, to Parent’s Knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which Parent is now obligated.  To Parent’s Knowledge, Parent is not aware that any of its officers, employees or consultants (i) disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information of any third party or (ii) interfered or may be interfering in the employment relationship with any third party and any of its present or former employees.  To the Parent’s knowledge, no third party is infringing or has infringed upon any Intellectual Property owned by the Parent, which infringement, in Parent’s opinion, would reasonably be expected to have a Parent Material Adverse Effect.  To Parent’s Knowledge, no (i) product, technology, service or publications of Parent, (ii) material published or distributed by Parent, or (iii) conduct or statement of Parent constitutes obscene material, a defamatory statement, false advertising, except to the extent that any of the foregoing would not reasonably be expect to cause a Parent Material Adverse Effect.  As of the date of this Agreement, and to Parent’s Knowledge, no Parent Registered Intellectual Property is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that, in Parent’s opinion, could reasonably be expected to have a Parent Material Adverse Effect.

5.13                           Litigation.  There is no action, suit, claim or proceeding of any nature that would be reasonably likely to have a Parent Material Adverse Effect that is pending, or to Parent’s Knowledge, threatened, against Parent, its properties (tangible or intangible) or any of its officers or directors (in their capacity as such).  There is no investigation or other proceeding that would be reasonably likely to result in a Parent Material Adverse Effect that is pending or, to Parent’s Knowledge, threatened, against Parent, any of its properties (tangible or intangible) or any of its officers or directors (in their capacity as such) by or before any Governmental Authority, nor to the Parent’s Knowledge is there any reasonable basis therefor.  There has not been any challenge by a Governmental Authority to the legal right of Parent to conduct its operations as presently or previously conducted or as presently contemplated to be conducted that would be reasonably likely to have a Parent Material Adverse Effect.

5.14                           Nasdaq Compliance.  Parent is and at all times has been in compliance in all material respects with all applicable corporate governance requirements set forth in the Nasdaq Marketplace Rules that are then in effect.

5.15                           Internal Controls.  Parent maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

5.16                           Sarbanes-Oxley Compliance.  Each required form, report and document containing financial statements that has been filed with or submitted to the SEC since July 31, 2002, was accompanied by the certifications required to be filed or submitted by Parent’s Chief Executive Officer and Chief Financial Officer pursuant to the Sarbanes-Oxley Act of 2002, and, at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder.

5.17                           Information Statement.  None of the information that is contained in the Information Statement that is to be delivered to the Shareholders in connection with this Agreement that has been supplied by Parent (other than information regarding the Company and the Shareholders which was delivered (or made available) by the Company or the Principal Shareholders to Parent in connection with this Agreement) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements were made, not misleading.

ARTICLE 6

CONDUCT OF THE COMPANY
PRIOR TO THE EFFECTIVE TIME

6.1                                 Conduct of Business of the Company.

(a)                                  Except as set forth on Schedule 6.1(a) or except to the extent that Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), until the earlier of the Effective Time or the termination of this Agreement pursuant to Section 10.1, the Company shall conduct its business and operations (including working capital and cash management practices and the collection of accounts receivable) in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, pay the debts and Taxes of the Company when due, pay or perform its other obligations when due, and, to the extent consistent with such business, preserve intact the Company’s present business organizations, keep available the services of the Company’s present officers, key employees and consultants and preserve the Company’s relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired the Company’s goodwill and ongoing businesses at the Effective Time.

(b)                                 Except (x) as set forth on Schedule 6.1(a), (y) to the extent that Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), or (z) as contemplated hereunder or under the Ancillary Agreements, until the earlier of the Effective Time or the termination of this Agreement pursuant to Section 10.1, the Company shall not:

(i)                                     cause or permit any amendments to its Articles of Incorporation, Bylaws or other organizational documents of the Company;

(ii)                                  declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock, or split, combine or reclassify any Company Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of Company Capital Stock (or options, warrants or other rights exercisable therefor);

(iii)                               issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of capital stock of the Company or any securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue or purchase any such shares or other convertible securities except for issuances of Company Capital Stock pursuant to the exercise of outstanding Company Options;

(iv)                              grant any severance or termination pay (whether in cash, equity or otherwise) to any officer or employee except pursuant to Contracts outstanding, or policies existing, on the date hereof and set forth on Schedule 6.1(b) (iv), or adopt any new severance plan, or amend or modify or alter in any respect any such severance plan, agreement or arrangement existing on the date hereof, or grant any equity-based compensation;

(v)                                 adopt or amend any Company Employee Plan, enter into any employment contract, pay or agree to pay any special bonus or special remuneration to any director or Employee, or increase the salaries, wage rates, or other compensation of its Employees except payments made pursuant to standard written agreements outstanding on the date hereof and disclosed on Schedule 6.1(b)(v) or except to the extent required by law;

(vi)                              except as set forth on Schedule 6.1(b) (vi), hire or terminate (other than for cause) any Employees, or knowingly encourage any Employees to resign from the Company or any Affiliate;

(vii)                           waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans, except for the acceleration of vesting of Company Options held by the Persons listed on Schedule 6.1(b)(vii) pursuant to agreements with the Company in effect as of the Signing Date;

(viii)                        incur any indebtedness (other than trade payables in the ordinary course of business consistent with past practices) or guarantee any indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

(ix)                                pay, discharge or satisfy, in an amount in excess of $5,000 in any one case, or $10,000 in the aggregate, Liability, other than the payment, discharge or satisfaction of Liabilities reflected or reserved against in the Current Balance Sheet;

(x)                                   make any expenditures (including any capital expenditures) or enter into any commitment or transaction exceeding $5,000 individually or $10,000 in the aggregate;

(xi)                                sell, lease, license or otherwise dispose of any of its properties or assets (whether tangible or intangible), including without limitation the sale of any accounts receivable of the Company, except the sale of Company’s products in the ordinary course of business consistent with past practices;

(xii)                             revalue any of its assets (whether tangible or intangible), including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business and consistent with GAAP;

(xiii)                          make or change any election in respect of Taxes, adopt or change any accounting method or practices (other than as required by GAAP), settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(xiv)                         waive or release any right or claim of the Company;

(xv)                            commence, threaten or settle any litigation;

(xvi)                         (A) sell, license or transfer to any Person any rights to any Company Intellectual Property or enter into any agreement with respect to any Company Intellectual Property with any Person or entity, (B) buy or license any Intellectual Property or enter into any agreement with respect to the Intellectual Property of any Person or entity, (C) enter into any agreement with respect to the development of any Intellectual Property with a third party, (D) or change pricing or royalties charged by the Company to its customers or licensees, or the pricing or royalties set or charged by Persons who have licensed Intellectual Property to the Company;

(xvii)                      acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Company’s business;

(xviii)                   enter into, renew, fail to renew, renegotiate, amend or otherwise modify, or materially breach the terms of any Material Contract;

(xix)                           terminate, amend or fail to renew any Insurance Policy;

(xx)                              terminate or fail to review or preserve any Company Authorization; or

(xxi)                           take, or agree in writing or otherwise to take, any of the actions described in Section 6.1(b)(i) through Section 6.1(b)(xx) hereof, or any other action that would prevent the Company or any of the Principal Shareholders from performing, or cause the Company or any of the Principal Shareholders not to perform, their respective covenants hereunder.

6.2                                 No Solicitation.  Until the earlier of the Effective Time or the termination of this Agreement pursuant to Section 10.1, neither the Company nor the Principal Shareholders shall (nor shall the Company or Principal Shareholders permit, as applicable, any of their respective officers, directors, employees, shareholders, agents, representatives or affiliates to), directly or indirectly, take any of the following actions with any party other than Parent and its designees: (a) solicit, knowingly encourage, initiate or participate in any inquiry, negotiations or discussions with respect to any offer or proposal to purchase or otherwise acquire all or any part of the Company’s business, properties or technologies, or all or any amount of the Company Capital Stock (whether or not outstanding), whether by merger, purchase of assets, tender offer, license or otherwise, (b) disclose any information not customarily disclosed to any Person concerning the Company’s business, properties or technologies, or afford to any Person access to its properties, technologies, books or record not customarily afforded such access, (c) assist or cooperate with any Person to make any proposal to purchase or otherwise acquire all or any part of the Company’s business, properties or technologies or all or any amount of the Company Capital Stock other than sales to customers in ordinary course, or (d) enter into any Contract with any Person providing for any of the foregoing.  In the event that the Company, any Principal Shareholder, or any of the Company’s affiliates shall receive any offer, proposal, or request, directly or indirectly, of the type referenced in clauses (a), (c), or (d) above, or any request for disclosure or access as referenced in clause (b) above, the Company or such Principal Shareholder, as applicable, shall immediately (x) suspend any discussions with such offeror or party with regard to such offers, proposals, or requests and (y) notify Parent thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Parent may reasonably request.  The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 6.2 were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 6.2 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity.

ARTICLE 7

ADDITIONAL AGREEMENTS

7.1                                 Shareholder Securities Law Compliance and Approval.

(a)                                  Parent shall issue the shares of Parent Common Stock to be issued to the holders of Company Common Stock pursuant to Section 2.6 (i) pursuant to an exemption or exemptions from registration under Regulation D promulgated under the Securities Act or Regulation S promulgated under the Securities Act and the exemption from qualification under the laws of the State of California and other applicable state securities laws, or (ii) in the event Parent determines that no such exemption is available, then the parties will use their commercially reasonable efforts to seek an exemption from registration under the Securities Act by reason of Section 3(a)(10) thereof by (x) qualifying such issuances of Parent Common Stock under Section 25121 of the CGCL, (y) filing, within a reasonable time after Parent’s determination that an exemption under Regulation D is unavailable, an application for issuance of a permit pursuant to Section 25121 of the CGCL to issue such shares of Parent Common Stock (the “California Permit”) and requesting a fairness hearing pursuant to Section 25142 of the CGCL, and (z) obtaining the California Permit as promptly as practicable.

(i)                                     It is acknowledged and understood that Parent is relying on written representations made by each Principal Shareholder pursuant to this Agreement, and by each Shareholder pursuant to Investor Representation Statements in substantially the form attached hereto as Exhibit F-1.

(ii)                                  It is acknowledged and understood that Parent is relying on written representations made by each Shareholder who is not a U.S. Person pursuant to Investor Representation Statements in substantially the form attached hereto as Exhibit F-2.

(b)                                 As soon as practicable following the execution of this Agreement, Company will take all action necessary in accordance with the CGCL and its Articles of Incorporation and Bylaws to (i) convene a special meeting of the Shareholders to be held as promptly as practicable for the purpose of obtaining, or (ii) obtain, by written consent, the Requisite Shareholder Approval.

(c)                                  Notice of Shareholder Consent.  As promptly as practicable following the receipt of the Requisite Shareholder Approval, the Company shall give written notice of this Agreement, the proposed Merger and the Requisite Shareholder Approval to all Shareholders pursuant to the requirements of Section 603 and Chapter 13 of the CGCL.

(d)                                 The materials submitted to the Shareholders by the Company in respect of this Agreement, the proposed Merger and the Requisite Shareholder Approval shall comply in all respects with the applicable provisions of the CGCL and shall have been subject to prior review and comment by Parent and shall include information regarding the Company, the Requisite Shareholder Approval, the terms of the Merger and this Agreement and such other documents as may be reasonably required by Parent.  Company shall provide an information statement to the Shareholders prepared by Parent for purposes of qualifying the issuance of shares of Parent Common Stock to such Shareholders in the Merger for an exemption under Regulation D.  Each of Parent and Merger Sub, on the one hand, and the Company, on the other, shall provide to the other such information about itself as the other shall reasonably request in connection with any Shareholder notice or communications required under this Section 7.1 and the CGCL, information statement or California Permit application.

7.2                                 Commercially Reasonable Efforts; Governmental Approvals; Contract Consents.  Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to satisfy the conditions set forth in Article 8 and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.

(a)                                  Each of the Company and Parent shall promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, whether federal, state, local or foreign, which may be reasonably required, or which Parent may reasonably request, in connection with the consummation of the Merger and the other transactions contemplated hereby.  Each of the Company and Parent shall use commercially reasonable efforts to obtain all such authorizations, approvals and consents.  Each of the Company and Parent shall promptly inform the other of any material communication between the Company and Parent (as applicable) and any Governmental Authority regarding the Merger or any other transactions contemplated hereby.  If the Company or Parent or any affiliate thereof shall receive any formal or informal request for supplemental information or documentary material from any Governmental Authority with respect to the Merger or any other transactions contemplated hereby, then the Company or Parent (as applicable) shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request.  Each of the Company and Parent shall direct, in its sole discretion, the making of such response, but shall consider in good faith the views of the other.

(b)                                 The Company shall use commercially reasonable efforts to obtain all necessary consents, waivers and approvals of any parties to any Contract as are required thereunder in connection with the Merger or for any such Contracts to remain in full force and effect so as to preserve all rights of, and benefits to, the Surviving Corporation under such Contract from and after the Effective Time.

7.3                                 Notification of Certain Matters.  The Company or any Principal Shareholder, as the case may be, shall give prompt notice to Parent of: (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which has caused or is likely to cause any representation or warranty of the Company or any Principal Shareholder, respectively and as the case may be, set forth in this Agreement to be untrue or inaccurate at or at any time prior to the Effective Time, and (ii) any failure of the Company or any Principal Shareholder, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that no such notice shall be required in the event such occurrence or non-occurrence or failure has not resulted in, and is reasonably likely not to result in, Losses (as defined herein) to the Company in excess of $20,000.  No information or knowledge obtained pursuant to this Section 7.3 shall affect or be deemed to modify any representation or warranty contained herein, the right to indemnification under Article 9 or the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof.

7.4                                 Access to Information.  The Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during the period commencing on the date hereof and continuing through the earlier of the Effective Time or the termination of this Agreement, to (i) the Company’s properties, books, contracts, commitments and records, (ii) other information concerning the business, properties and Personnel (subject to restrictions imposed by applicable law) of the Company as Parent may reasonably request, and (iii) employees, officers, directors, customers, suppliers and creditors of the Company as may be reasonably necessary or appropriate for the purpose of enabling Parent to familiarize itself with the business of the Company.  The Company shall afford Parent and its accountants, counsel and other representatives copies of internal financial statements (including Tax Returns and supporting documentation) and any other documentation reasonably requested by Parent, promptly upon request.  No information or knowledge obtained in any investigation pursuant to this Section 7.4 shall affect or be deemed to modify any representation or warranty contained herein, the right to indemnification under Article 9 or the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof.

7.5                                 Confidentiality.  Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 7.4 hereof, or in connection with the negotiation and execution of this Agreement or the effectuation of the Merger and the other transactions contemplated hereby, shall be governed by the terms of the Confidential Disclosure Agreement (the “Confidential Disclosure Agreement”) between the Company and Parent.

7.6                                 Public Disclosure.  No party shall issue or make any statement or other communication or disclosure to any third party (other than their respective agents or employees of the Company) regarding this Agreement, the Merger or the other transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of the other party hereto, subject to Parent’s obligation to comply with applicable laws and the rules and regulations of the Nasdaq Stock Market and the Company’s obligation to comply with applicable laws.

7.7                                 Employment Arrangements.  Parent may offer certain persons who are employees of the Company immediately prior to the Closing Date “at-will” employment by Parent or the Surviving Corporation, to be effective as of the Closing Date, upon proof of citizenship or appropriate employment authorization from the U.S. Immigration and Naturalization Service or the United States Department of State evidencing a right to work in the United States.  Such “at-will” employment arrangements will (i) be set forth in offer letters based on Parent’s standard form (each, an “Offer Letter”), (ii) be subject to and in compliance with Parent’s applicable human resources policies and procedures, (iii) have terms, including the position and salary of such employee, which will be determined by Parent, and (iv) supersede any prior employment agreements and other arrangements with such employee in effect prior to the Closing Date.  Each employee of the Company who remains an employee of Parent or the Surviving Corporation after the Closing Date shall be referred to hereafter as a “Continuing Employee.”  Continuing Employees shall be eligible to receive benefits, including, if applicable, eligibility for participation in stock option plans, bonus plans and 401(k) plans, consistent with Parent’s applicable human resources policies and subject to Section 7.9.

7.8                                 Rule 145 Affiliates.  Schedule 7.8 sets forth a complete and accurate list of all persons who, in the Company’s reasonable judgment, are or may be “affiliates” of the Company within the meaning of Rule 145 promulgated under the Securities Act (each, a “Rule 145 Affiliate”) as of the date of this Agreement.  The Company shall provide Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list.  The Company shall use commercially reasonable efforts to cause each Rule 145 Affiliate to enter into an Affiliate Agreement with Parent prior to the Closing unless any such Rule 145 Affiliate shall have previously entered into an Affiliate Agreement with Parent.

7.9                                 Employee Plans.  The Company and its Affiliates, as applicable, shall each use commercially reasonable efforts to terminate, effective as of the day immediately preceding the Closing Date, unless Parent provides notice to the Company prior to the Closing Date that such termination is not necessary: (i) any and all group severance, separation or salary continuation plans, programs, or arrangements, and (ii) any and all 401(k) plans.  Parent shall receive from the Company evidence that the Company’s and each of its Affiliate’s, as applicable, plan(s) and/or program(s) have been terminated pursuant to resolutions of each such entity’s Board of Directors (the form and substance of such resolutions shall be subject to review and approval of Parent), effective as of the day immediately preceding the Closing Date.  The Company also shall take such other actions in furtherance of terminating such plans, policies and arrangements as Parent may reasonably require.  With respect to each benefit plan, program, practice, policy or arrangement maintained by Parent or a subsidiary of Parent in which employees of the Company subsequently participate (the “Parent Plans”), for purposes of determining eligibility and vesting (but not for accrual of pension benefits), service with the Company (or predecessor employers to the extent the Company provides past service credit under applicable Company Employee Plans) shall be treated as service with Parent; provided, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or to the extent that such service was not recognized under the applicable Company Employee Plan.  Parent shall use reasonable efforts to cause to be waived any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations under any Parent Plans.  Parent shall use commercially reasonable efforts to give Employees of the Company credit for amounts paid under a similar Company Employee Plan during the plan year that includes the Effective Time for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Parent Plan for the plan year in which the Effective Time occurs.  In the event that distribution or rollover of assets from the trust of a 401(k) plan which is terminated is reasonably anticipated to trigger liquidation charges, surrender charges, or other fees to be imposed upon the account of any participant or beneficiary of such terminated plan or upon the Company or the plan sponsor, then the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate to Parent in the Signing Balance Sheet.

7.10                           Proprietary Information and Inventions Assignment Agreement.  The Company will use its commercially reasonable efforts to cause each employee and contractor of the Company not already a party to a proprietary information and inventions assignment agreement with the Company to enter into and execute such agreement in a form reasonably satisfactory to Parent.

7.11                           Spreadsheet.  At the Closing, the Company shall deliver to Parent a spreadsheet (the “Spreadsheet”), which spreadsheet shall be certified as complete and correct by the Chief Executive Officer of the Company as of the Closing and which shall separately list, as of the Closing, all record holders of Company Common Stock and their respective addresses, the number of shares of Company Common Stock held of record by each such holder, the number of shares of Parent Common Stock to be issued to each such holder pursuant to Section 2.6, the amount of cash to be deposited into the Closing Escrow Fund on behalf of such holder, the amount of cash to be deposited into the Special Escrow Fund on behalf of each such holder and an affirmative statement that all outstanding shares of Company Preferred Stock will convert to shares of Company Common Stock immediately prior to the Closing and that all outstanding and vested options to purchase shares of Company Common Stock will be exercised or terminated immediately prior to the Closing.

7.12                           Registration Statement.  Parent shall, with the cooperation of the Company and the Shareholder Representative, prepare and file, as soon as reasonably practicable after the Closing Date (and in any event not more than 15 days after the Closing Date), a registration statement on Form S-3 under the Securities Act registering for resale the shares of Parent Common Stock to be issued in the Merger, including all shares of Parent Common Stock issuable pursuant to Section 2.6(b) (the “Registration Statement”).  Parent will use commercially reasonable efforts to have the Registration Statement declared effective by the SEC as promptly thereafter as practicable.  Parent shall also take any action required to be taken under the state blue sky or securities laws in connection with the issuance of Parent Common Stock in connection with the Merger.  Prior to the Closing, the Company shall furnish to Parent all information concerning the Company and the holders of its capital stock, and shall take such other action and otherwise cooperate, as Parent may reasonably request in connection with such action.  Parent shall notify the Shareholder Representative promptly (i) of the receipt of the comments of the SEC, (ii) of any request by the SEC for amendments or supplements to the Registration Statement, (iii) of the time when the Registration Statement has become effective or any supplement or amendment has been filed, or the issuance of any stop order, and (iv) of the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction.  Parent shall maintain the effectiveness of such Registration Statement until the earlier of (i) the date two (2) years following such effectiveness, or (ii) the first date upon which all such registered shares of Parent Common Stock to be issued in the Merger to Shareholders may be sold by such Shareholders under Rule 144 promulgated under the Securities Act without any limitation on the amount of such shares that may be sold.  Whenever any event occurs that should be described in an amendment of, or supplement to, the Registration Statement, Parent shall, upon learning of such event, promptly notify the Shareholder Representative and consult and cooperate with the Shareholder Representative in connection with the preparation of a mutually acceptable amendment or supplement.  Parent shall promptly file such amendment or supplement with the SEC and mail such amendment or supplement as soon as practicable after it is cleared by the SEC.  No amendment or supplement to the Registration Statement will be made by Parent without the approval of the Shareholder Representative (such approval not to be unreasonably withheld).

7.13                           Expenses.  Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses.

7.14                           Return of Shares in Earnout Escrow Fund.  Subject to the terms and conditions of the Escrow Agreement, the parties acknowledge and agree that all shares of Parent Common Stock then held in the Earnout Escrow Fund shall be released from the Earnout Escrow Fund and returned to Parent as of the first date on which the employment by Parent or its Affiliates of either of the Principal Shareholders is terminated by Parent or its Affiliate for Cause, or voluntarily by either of the Principal Shareholders without Good Reason.

7.15                           Nasdaq Listing.  If required, Parent shall use commercially reasonable efforts to authorize for listing on the Nasdaq Stock Market the shares of Parent Common Stock issuable in connection with the Merger and as contemplated by this Agreement, effective upon official notice of issuance.

7.16                           Indemnification and Insurance.  Parent, the Company and the Surviving Corporation agree that all rights to indemnification or exculpation now existing in favor of the directors or officers of the Company as provided in its articles of incorporation or bylaws as in effect on the date of this Agreement shall continue in full force and effect for a period of six (6) years after the Effective Time; provided, however, that, in the event any claim or claims are asserted or made within such six (6)-year period, all rights to indemnification in respect of any such claim or claims shall continue to disposition of any and all such claims.

7.17                           MDL Dispute.  Prior to Closing, subject to Section 6.1, the Company shall conduct all negotiations relating to the MDL Dispute.  Effective as of Closing and thereafter, Parent’s Chief Executive Officer and the Shareholder Representative shall jointly conduct all negotiations relating to the MDL Dispute and neither Parent, the Company nor the Surviving Corporation shall enter into any settlement agreement, or agree to any other resolution, relating to the MDL Dispute without the prior written consent of both Parent’s Chief Executive Officer and the Shareholder Representative; provided however, if Parent’s Chief Executive Officer and the Shareholder Representative cannot reach agreement with respect to any matter relating to the MDL Dispute or the resolution thereof, such matter shall be submitted to, and finally resolved by, a litigation committee of Parent’s Board of Directors, comprised of one or more independent member of Parent’s Board of Directors, established for the purpose of resolving any such disagreement relating to the MDL Dispute.

ARTICLE 8

CONDITIONS TO THE MERGER

8.1                                 Conditions to Obligations of Each Party.  The respective obligations of the Company and the Principal Shareholders and of Parent and Merger Sub to effect the

Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

(a)                                  No Orders.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting the consummation of the Merger or any other transaction contemplated hereby.

(b)                                 No Injunctions.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other similar legal restraint shall be in effect that has the effect of prohibiting the consummation of the Merger or any other transaction contemplated hereby.

(c)                                  Governmental Approvals.  Parent and the Company shall have obtained all consents and approvals from any Governmental Authority that are necessary to consummate the Merger and the other transactions contemplated hereby.

(d)                                 Requisite Shareholder Approval.  The Company shall have obtained the Requisite Shareholder Approval and such Requisite Shareholder Approval shall not have been rescinded, revoked or otherwise repudiated.

(e)                                  Legal Proceedings.  No Governmental Authority shall have commenced, or notified either Parent or the Company or any of their respective representatives that such Governmental Authority intends to commence, proceedings to restrain, prohibit, condition, rescind or take any substantially similar action with respect to any of the transactions contemplated by this Agreement or any of the Ancillary Agreements, unless such Governmental Authority shall have withdrawn such notice and abandoned all such proceedings.

(f)                                    Third Party Consents.  Parent and the Company shall have obtained the third party consents that are necessary to consummate the Merger and the other transactions contemplated hereby and in the Ancillary Agreements and that are listed on Schedule 8.1(f).

8.2                                 Conditions to the Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to consummate the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Merger Sub:

(a)                                  Covenants.  The Company and the Principal Shareholders shall have performed and complied in all material respects with all material covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing.

(b)                                 No Company Material Adverse Change.  Since the date of this Agreement, there shall not have occurred any event or condition of any kind or character that has had, or is reasonably likely to have, a Company Material Adverse Change.  For purposes of this Section 8.2(b), “Company Material Adverse Change” shall mean a material adverse change in the business, capitalization, assets (including intangible assets), liabilities, financial condition or results of operations of Company, taken as a whole; provided, however, that none of the following (individually or in combination) shall be deemed to constitute, or shall be taken into account in determining whether there has been, a Company Material Adverse Change:  (a) any adverse effect to the extent resulting from general business or economic conditions; (b) any adverse effect to the extent resulting from conditions generally affecting any industry or industry sector in which the Company operates or competes; (c) any adverse effect to the extent resulting from the announcement, execution or delivery of this Agreement or the pendency or consummation of the Merger; (d) any adverse effect to the extent resulting from any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof; (e) any adverse effect to the extent resulting from (i) any action taken by the Company at Parent’s direction, (ii) any action referred to in Section 6.1 taken by the Company with Parent’s written consent, (iii) the failure to take any action referred to in Section 6.1 that was not taken by the Company because Parent unreasonably withheld or delayed its consent, or (iv) the payment of any amounts due to, or the provision of any other benefits to, any Persons or entities pursuant to the Company’s obligations under Contracts in existence as of the date of this Agreement and disclosed in the Disclosure Schedule; (f) any adverse effect resulting from the failure of the Company to meet projections delivered to Parent in writing prior to the date of this Agreement; (g) any adverse effect resulting from any breach by Parent of any provision of this Agreement; or (h) any adverse effect resulting from Parent’s or Parent’s accountants, counsel or other representatives’ access to employees, customers, suppliers or creditors pursuant to Section 7.4.

(c)                                  Certificate of the Company.  Parent shall have received a certificate of the Company, executed by the Chief Executive Officer of the Company, certifying as to the matters set forth in Section 8.2(a) and Section 8.2(b) hereof, which certificate will include a reaffirmation of the representations and warranties of the Company set forth in this Agreement and the Ancillary Agreements as of the Effective Time.

(d)                                 Certificate of the Principal Shareholders.  Parent shall have received a certificate of each of the Principal Shareholders, executed by the Chief Executive Officer of the Company, certifying as to the matters set forth in Section 8.2(a) and Section 8.2(b) hereof.

(e)                                  Good Standing Certificates.  Parent shall have received a good standing certificate with respect to the Company issued by the Secretary of State of the State of California and a tax good standing certificate with respect to the Company issued by the California Franchise Tax Board, each dated within a reasonable period prior to the Closing.

(f)                                    Exemptions Available.  Either (i) Parent must be reasonably satisfied that there are not more than thirty-five Shareholders who are not “accredited investors” within the meaning of Regulation D promulgated under the Securities Act, and that the issuance of shares of Parent Common Stock, as contemplated herein, will be exempt from registration under the Securities Act or (ii) the California Permit shall have been issued by the State of California.

(g)                                 Legal Opinion.  Parent shall have received a legal opinion from Cooley Godward LLP, legal counsel to the Company, as to the matters set forth in Exhibit H.

(h)                                 Ancillary Agreements.  Each Ancillary Agreement (excluding the Special Escrow Agreement in the event that the MDL Settlement shall have been executed and shall be in full force and effect as of the Closing) shall be in full force and effect and none of the parties thereto (other than Parent or Merger Sub and, in the case of the Escrow Agreement and the Special Escrow Agreement, the Escrow Agent) shall have taken any action to rescind, revoke or otherwise repudiate such party’s Ancillary Agreement(s).

(i)                                     FIRPTA Certificate.  Parent shall have received a certificate, in a form reasonably acceptable to Parent, for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3), validly executed by the Chief Executive Officer of the Company.

(j)                                     Company Shareholder Approval.  The Company shall have obtained the approval of the Merger and related transactions by holders of no less than ninety percent (90%) of the Company’s Capital Stock (voting together on an as-converted basis) and such approval shall not have been rescinded, revoked or otherwise repudiated.

8.3                                 Conditions to Obligations of the Company and the Principal Shareholders.  In addition to the conditions set forth in Section 8.1, the obligations of the Company and each of the Principal Shareholders to consummate the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of the following condition, which may be waived, in writing, exclusively by the Company and the Principal Shareholders:

(a)                                  No Parent Material Adverse Change.  Since the date of this Agreement, there shall not have occurred any event or condition of any kind or character that has had, or is reasonably likely to have, a Parent Material Adverse Change.  For purposes of this Section 8.3(a), “Parent Material Adverse Change” shall mean a material adverse change in the business, capitalization, assets (including intangible assets), liabilities, financial condition or results of operations of Parent, taken as a whole; provided, however, that none of the following (individually or in combination) shall be deemed to constitute, or shall be taken into account in determining whether there has been, a Parent Material Adverse Change:  (a) any adverse effect to the extent resulting from general business or economic conditions; (b) any adverse effect to the extent resulting from conditions generally affecting any industry or industry sector in which

Parent operates or competes; (c) any adverse effect to the extent resulting from the announcement, execution or delivery of this Agreement or the pendency or consummation of the Merger; (d) any adverse effect to the extent resulting from any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof; (e) any adverse effect to the extent resulting directly from (i) any action taken by Parent with the Company’s prior written consent, or (ii) the payment of any amounts due to, or the provision of any other benefits to, any persons or entities pursuant to Parent’s obligations under Contracts in existence as of the date of this Agreement; (f) any adverse effect resulting from the failure of Parent to meet earnings or revenue estimates or projections; or (g) any adverse effect resulting from any breach by the Company or the Principal Shareholders of any provision of this Agreement.

(b)                                 Covenants.  Each of Parent and Merger Sub shall have performed and complied in all material respects with all material covenants and obligations under this Agreement required to be performed and complied with by it as of the Closing.

(c)                                  Certificate of Parent.  The Company shall have received a certificate of Parent, executed by a duly authorized officer of Parent, certifying as to the matters set forth in Section 8.3(a) and Section 8.3(b) hereof.

ARTICLE 9

SURVIVAL AND INDEMNIFICATION

9.1                                 Survival of Representations, Warranties and Covenants.  The representations, warranties, covenants and obligations of the Company and the Principal Shareholders and of Parent and Merger Sub set forth in this Agreement, any certificate or other instrument delivered pursuant hereto, or any Ancillary Agreement, shall survive for a period of twelve (12) months following the Closing Date (the “Termination Date”); provided, however, that any such covenants and obligations of Parent or Merger Sub that pursuant to their terms continue beyond such 12 month period (including Parent’s obligations under Sections 7.9, 7.12 and 7.16) shall survive the Closing in accordance with their terms.  If a Notice of Claim has been delivered in compliance with this Article 9 prior to the Termination Date, then such representations, warranties, covenants and obligations, as the case may be, shall survive as to such claim until the claim has been finally resolved.

9.2                                 Indemnification.

(a)                                  Parent and its Affiliates, including the Surviving Corporation, and their respective officers, directors, employees, agents, successors and assigns (each, a “Parent Indemnified Party” and collectively, the “Parent Indemnified Parties”), shall, subject to Section 9.3, be held harmless against all Losses incurred or sustained by the Parent Indemnified Parties, or any of them, directly or indirectly, as a result of, arising out of or relating to (i) any breach of a representation or warranty of the Company or the Principal Shareholders set forth in this Agreement or in any certificate or instrument delivered in connection herewith (including, without limitation, the Signing Balance Sheet and the Spreadsheet) or in any Ancillary Agreement, (ii) any failure by the Company or the Principal Shareholders to perform or comply with any covenant applicable to it contained in this Agreement or in any Ancillary Agreement, (iii) any fraud, (iv) any amount payable (and not paid) from the Closing Escrow Fund as described in Section 2.8(c) (Dissenting Shares) or Section 2.7(c) (Working Capital); or (v) any amounts in excess of the MDL Dispute Accrual in the aggregate payable in connection with the MDL Dispute.  There shall not exist any right of contribution from the Surviving Corporation or Parent with respect to any Loss for which indemnity may be claimed hereunder.

(b)                                 Each Shareholder and each Shareholder’s Affiliates, officers, directors, employees, agents, successors and assigns, as applicable (each, a “Company Indemnified Party” and collectively, the “Company Indemnified Parties”), shall, subject to Section 9.3, be held harmless by Parent against all Losses incurred or sustained by the Company Indemnified Parties, or any of them, directly or indirectly, as a result of or arising out of (i) any breach of a representation or warranty of the Parent or Merger Sub set forth in this Agreement or in any certificate or instrument delivered in connection herewith or in any Ancillary Agreement or (ii) any failure by Parent or Merger Sub to perform or comply with any covenant applicable to it contained in this Agreement or in any Ancillary Agreement.

9.3                                 Limitations on Indemnification

(a)                                  Notwithstanding Section 9.2, no Parent Indemnified Party or Company Indemnified Party may recover pursuant to the indemnity set forth in Section 9.2 unless and until Losses in excess of $250,000 in the aggregate (the “Deductible Amount”) has or have been incurred, after which case such Person shall be entitled to recover pursuant to the indemnity set forth in Section 9.2 only with respect to any such Losses in excess $250,000; provided, however, that the limitations set forth in this Section 9.3(a) shall not apply to (i) any claim against the Closing Escrow Fund based on fraud, (ii) any claim described in Section 2.7(c) (Working Capital) and (iii) any claim for the MDL Dispute Holdback Shortfall.

(b)                                 Claims for indemnification against the Closing Escrow Fund shall be the sole and exclusive remedy for the Parent Indemnified Parties with respect to claims resulting from or relating to any of the matters set forth in Section 9.2(a)(i), (ii), or (iv).

(c)                                  Claims for indemnification against the Special Escrow Fund shall be the initial remedy for the Parent Indemnified Parties with respect to claims from or relating to any matter set forth in Section 9.2(a)(v).  In the event of an MDL Dispute Holdback Shortfall, the Parent Indemnified Parties shall have the right to recover the amount of the MDL Dispute Holdback Shortfall directly from the Closing Escrow Fund, notwithstanding the Deductible Amount.  The remedies set forth in this Section 9.3(c)

shall be the sole and exclusive remedies for the Parent Indemnified Parties with respect to claims from or relating to any matter set forth in Section 9.2(a)(v).

(d)                                 Nothing in this Agreement shall limit the liability of any Person in respect of any fraud committed by such Person; provided, however, that no Person shall be liable for any fraud committed by any other Person, except, in the case of a claim for indemnification brought pursuant to Section 9.2(a)(iii) above, to the extent of such Person’s beneficial interest in the Closing Escrow Fund.

(e)                                  The maximum aggregate amount that all Company Indemnified Parties shall be eligible to recover pursuant to the indemnity set forth in Section 9.2(b) shall be equal to the amount initially deposited by Parent into the Closing Escrow Fund (subject to any adjustment made pursuant to Section 2.7(c) (Working Capital).

9.4                                 Notice of Claim.

(a)                                  As used herein, the term “Claim” shall mean a claim for indemnification under this Article 9, “Indemnified Party” shall mean any Parent Indemnified Party or Company Indemnified Party making a claim for indemnification pursuant to Sections 9.2(a) and 9.2(b) respectively, and “Indemnifying Party” shall mean (i) the Closing Escrow Fund, in the case of a claim brought pursuant to Sections 9.2(a)(i) through (iv), and (ii) the Special Escrow Fund, in the case of a claim brought pursuant to Sections 9.2(a)(v), or Parent, in the case of a claim brought pursuant to Section 9.2(b).  Subject to the terms of this Agreement, the Indemnified Party shall give written notice of a Claim (a “Notice of Claim”) to the Indemnifying Party (with a copy to the Escrow Agent and the Shareholder Representative) promptly after such Indemnified Party becomes aware of the existence of any potential claim by such Indemnified Party for indemnification from the Indemnifying Party under this Article 9; provided, however, no Notice of Claim shall be required in connection with any dispute relating to the determination of Working Capital, which disputes shall be governed by the procedures set forth in Section 2.7.

(b)                                 Each Notice of Claim by an Indemnified Party given pursuant to Section 9.5(a) shall contain the following information: (i) that such Indemnified Party has directly or indirectly incurred, paid or properly accrued, or sustained or, in good faith, believes it is reasonably likely that it shall have to directly or indirectly incur or sustain, Losses in an aggregate stated amount arising from such Claim (which amount may be the amount of damages claimed by a third party in an action brought against such Indemnified Party based on alleged facts, which if true, would give rise to liability for Losses indemnifiable to such Indemnified Party under this Article 9); and (ii) a brief description, in reasonable detail (to the extent reasonably available to such Indemnified Party), of the facts, circumstances or events giving rise to the alleged Losses based on such Indemnified Party’s good faith belief thereof, including the identity and address of any third-party claimant (to the extent reasonably available to such Indemnified Party) and copies of any formal demand or complaint, the amount of Losses, the date each such item was incurred, paid or properly accrued, or sustained, or the basis for such anticipated liability, and the specific nature of the breach to which such item is related.

(c)                                  An Indemnified Party may submit a Notice of Claim (other than with respect to a claim brought by a Parent Indemnified Party pursuant to the Special Indemnification) at any time during the period commencing with the Effective Time and ending on the Termination Date, but shall not be permitted to bring a Notice of Claim at any time after the Termination Date (and any delivery or attempted delivery of a Notice of Claim (other than with respect to a claim brought by a Parent Indemnified Party pursuant to the Special Indemnification) after such time shall be void and of no force or effect).  Notwithstanding anything contained herein to the contrary, any Claims for Losses specified in any Notice of Claim (other than with respect to a claim brought by a Parent Indemnified Party pursuant to the Special Indemnification) delivered to an Indemnifying Party prior to expiration of the Termination Date shall remain outstanding until such Claims for Losses have been resolved or satisfied, notwithstanding the passage of the Termination Date.  Until the Termination Date, no delay on the part of an Indemnified Party in giving the Indemnifying Party a Notice of Claim (other than with respect to a claim brought by a Parent Indemnified Party pursuant to the Special Indemnification) shall relieve the Indemnifying Party from any of its obligations under this Article 9 unless (and then only to the extent that) the Indemnifying Party is materially prejudiced thereby.

(d)                                 A Parent Indemnified Party may submit a Notice of Claim with respect to a claim brought pursuant to Section 9.2(a)(v) at any time during the period commencing with the Effective Time and ending on the second business day following the execution and delivery of the MDL Settlement Agreement (the “MDL Release Date”), but shall not be permitted to bring a Notice of Claim at any time after the MDL Release Date (and any delivery or attempted delivery of a Notice of Claim after such time shall be void and of no force or effect).  Until the MDL Release Date, no delay on the part of a Parent Indemnified Party in giving the Shareholder Representative on behalf of the Special Escrow Fund a Notice of Claim shall relieve the Special Escrow Fund from any of its obligations under this Article 9 unless (and then only to the extent that) the Special Escrow Fund is materially prejudiced thereby.

9.5                                 Resolution of Notice of Claim.  Each Notice of Claim given by an Indemnified Party shall be resolved as follows:

(a)                                  If, within thirty (30) days after a Notice of Claim is received by the Indemnifying Party, the Indemnifying Party (or, in the case of the Closing Escrow Fund or the Special Escrow Fund, the Shareholder Representative) does not contest such Notice of Claim in writing to the Indemnified Party delivering such Notice of Claim, the Indemnifying Party shall be conclusively deemed to have consented to the recovery by the Indemnified Party of the full amount of Losses specified in the Notice of Claim in accordance with this Article 9.   Such recovery shall be limited, in the case of claims brought pursuant to Section 9.2(a) other than claims brought pursuant to the Special Indemnification, to the forfeiture of that portion of the Closing Escrow Fund having an aggregate value equal to such Losses.  Such recovery shall initially be limited, in the case of claims brought pursuant to the Special Indemnification, to the forfeiture of that portion of the Special Escrow Fund having an aggregate value equal to such Losses and any Losses in excess of the Special Escrow Cash Amount shall be limited to the forfeiture of that portion of the Closing Escrow Fund having an aggregate value equal to all such Losses in excess of the Special Escrow Cash Amount.  In the case of claims brought pursuant to Section 9.2(b), such recovery shall be by payment of additional cash equal to the value of such Losses to the Shareholders in proportion to their respective Pro Rata Share of the remaining portion of the Closing Escrow Fund.  Notwithstanding anything in this Section 9.5(a) to the contrary, where the basis for a claim against an Indemnifying Party is that an Indemnified Party anticipates that it will incur or sustain Losses, no payment or distribution will be made to such Indemnified Party for such Losses unless and until such Losses are actually incurred, or properly accrued or sustained.

(b)                                 If the Indemnifying Party (or, in the case of the Closing Escrow Fund or the Special Escrow Fund, the Shareholder Representative) gives the Indemnified Party delivering a Notice of Claim written notice contesting all or any portion of such Notice of Claim (a “Contested Claim”) (with a copy to the Escrow Agent) within the thirty (30) day period specified in Section 9.5(a), then such Contested Claim shall be resolved by either (i) a written settlement agreement executed by Parent and the Shareholder Representative (a copy of which shall be furnished to the Escrow Agent, if applicable) or (ii) in the absence of such a written settlement agreement within thirty (30) days following receipt by the Indemnified Party of the written notice from the Indemnifying Party (or, in the case of the Closing Escrow Fund or the Special Escrow Fund, the Shareholder Representative), by arbitration between Parent and the Shareholder Representative in accordance with the terms and provisions of Section 9.5(c).  In the event that an Indemnified Party shall prevail in any such arbitration, the Indemnified Party shall be entitled to recover, in addition to any other rights they may have, the amount of Losses awarded in such arbitration.  The prevailing party’s recovery shall be limited, in the case of claims brought pursuant to Section 9.2(a) other than claims brought pursuant to the Special Indemnification, to the forfeiture of that portion of the Closing Escrow Fund having an aggregate value equal to such awarded Losses.  Such recovery shall initially be limited, in the case of claims brought pursuant to the Special Indemnification, to the forfeiture of that portion of the Special Escrow Fund having an aggregate value equal to such Losses and any Losses in excess of the Special Escrow Cash Amount shall be limited to the forfeiture of that portion of the Closing Escrow Fund having an aggregate value equal to all such Losses in excess of the Special Escrow Cash Amount.  In the case of claims brought pursuant to Section 9.2(b), such recovery shall be by payment of additional cash equal to the value of such awarded Losses to the Shareholders in proportion to their respective Pro Rata Share of the remaining portion of the Closing Escrow Fund.

(c)                                  Arbitration.

(i)                           Contested Claims under Section 9.5(b)(ii) shall be submitted for arbitration unless the amount of the Losses is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to Parent and the Shareholder Representative.  In the event that within thirty (30) days after submission of any dispute to arbitration, Parent and the Shareholder Representative cannot mutually agree on one arbitrator, the matter shall be settled by arbitration conducted by three arbitrators consisting of one arbitrator selected by Parent, one arbitrator selected by the Shareholder Representative, and one arbitrator selected by the two arbitrators so selected by Parent and the Shareholder Representative.  The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute.  The arbitrator or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification.  The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any Contested Claim shall be binding and conclusive upon the parties to this Agreement.  Such decision shall be written and shall be supported by written findings of fact and conclusions, which shall set forth the award, judgment, decree or order awarded by the arbitrator(s).

(ii)                        Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. Any such arbitration shall be held in the County of San Diego, under the rules then in effect of the American Arbitration Association.  The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid, including without limitation, the respective expenses of each party, the fees of each arbitrator and the administrative fee of the American Arbitration Association.

9.6                                 Release of Closing Escrow Fund and Special Escrow Fund.

(a)                                  Subject to the provisions of Section 9.1, the Closing Escrow Fund then held by the Escrow Agent shall be released by the Escrow Agent to the Shareholders at 5:00 p.m., local time at Parent’s headquarters, on the Termination Date; provided, however, that the escrow period shall not terminate with respect to any amount which, in the reasonable judgment of Parent, is necessary to satisfy any unsatisfied claims specified in any Notice of Claim theretofore delivered to the Escrow Agent and, in the case of claims made pursuant to Section 9.2(a), the Shareholder Representative, prior to the Termination Date with respect to facts and circumstances existing prior to the Termination Date and unresolved prior to the Termination Date (“Unresolved Claims”).  On the Termination Date, the Escrow Agent shall deliver the entire remaining portion of the Closing Escrow Fund (other than amounts set forth in any such pending Notices of Claim to satisfy any Unresolved Claims), as described above, in the following manner: (i)

first, to the Shareholder Representative for any Shareholder Representative Expenses, and (ii) then to the Shareholders in proportion to their respective Pro Rata Portions of the remaining portion of the Closing Escrow Fund.  Thereafter, as soon as any such Unresolved Claims have been resolved, the Escrow Agent shall deliver the remaining portion of the Closing Escrow Fund, if any, no longer required to satisfy such previously Unresolved Claims in the manner set forth in the preceding sentence.

(b)                                 On the MDL Release Date, the MDL Dispute Holdback Excess shall be released by the Escrow Agent to the Shareholders.  On the MDL Release Date, the Escrow Agent shall deliver the MDL Dispute Holdback Excess in the following manner: (i) first, to the Shareholder Representative for any Shareholder Representative Expenses, and (ii) then to the Shareholders in proportion to their respective Pro Rata Portions of the remaining portion of the MDL Dispute Holdback.

(c)                                  On the MDL Release Date, if the MDL Dispute Accrual is greater than the actual amount payable in settlement of the MDL Dispute pursuant to the MDL Settlement Agreement, then Parent shall make additional payments to the Shareholders in the amount of such excess, in proportion to each Shareholder’s original respective Pro Rata Portions of the Special Escrow Fund.

9.7                                 Third-Party Claims.  In the event Parent becomes aware of a third party claim (a “Third Party Claim”) which Parent reasonably believes may result in a demand for indemnification pursuant to this Article 9, Parent shall notify the Shareholder Representative of such claim, and the Shareholder Representative shall be entitled on behalf of the Indemnifying Parties, at its expense, to participate in, but not to determine or conduct, the defense of such Third Party Claim.  Parent shall have the right in its sole discretion to conduct the defense of, and to settle, any such Third Party Claim; provided, however, that except with the prior written consent of such settlement by the Shareholder Representative (which consent shall not be unreasonably withheld or delayed), no settlement of any such Third Party Claim with third party claimants shall be determinative of the amount of Losses relating to such matter.  In the event that the Shareholder Representative has consented to any such settlement, the Indemnifying Parties shall have no power or authority to object under any provision of this Article 9 to the amount of any Third Party Claim by Parent against the Closing Escrow Fund or Special Escrow Fund with respect to such settlement.

9.8                                 Shareholder Representative.

(a)                                  The approval by the Shareholders of the principal terms of the Merger shall automatically and without any further action on the part of any Shareholder constitute the appointment of the Shareholder Representative as the agent and attorney-in-fact for each of the Shareholders, to give and receive notices and communications, to authorize payment to any Indemnified Party from the Closing Escrow Fund and the Special Escrow Fund in satisfaction of claims by any Indemnified Party, to object to such payments, to bring any claim for indemnification on behalf of any Company Indemnified Party, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to assert, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Indemnified Party against any Shareholder or by any such Shareholder against any Indemnified Party or any dispute between any Indemnified Party and any such Shareholder, in each case relating to this Agreement or the transactions contemplated hereby, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Shareholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement.  Such agency may be changed by the Shareholders from time to time upon not less than thirty (30) days’ prior written notice to Parent; provided, however, that the Shareholder Representative may not be removed unless holders of a majority in interest of the Closing Escrow Fund agree to such removal and to the identity of the substituted agent.  A vacancy in the position of Shareholder Representative may be filled by the holders of a majority in interest of the Closing Escrow Fund.  No bond shall be required of the Shareholder Representative, and the Shareholder Representative shall not receive any compensation for its services.  Notices or communications to or from the Shareholder Representative shall constitute notice to or from the Shareholders

(b)                                 The Shareholder Representative shall not be liable for any act done or omitted hereunder as Shareholder Representative while acting in good faith and in the exercise of reasonable judgment.  The Shareholders on whose behalf the Closing Escrow Fund, Special Escrow Fund, and Earnout Escrow Fund were constituted shall indemnify the Shareholder Representative and hold the Shareholder Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholder Representative and arising out of or in connection with the acceptance or administration of the Shareholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Shareholder Representative (“Shareholder Representative Expenses”).  Promptly after the Termination Date or the Special Termination Date, as the case may be, and subject to Section 9.6, any shares of Parent Common Stock, cash or other property that remains available in the Closing Escrow Fund, the Special Escrow Fund, or the Earnout Escrow Fund, as the case may be, shall constitute security for the indemnification obligations set forth in the immediately preceding sentence and shall be released to the Shareholder Representative upon delivery by the Shareholder Representative to Parent and the Escrow Agent prior to the Termination Date of a certificate signed by the Shareholder Representative: (1) stating that the Shareholder Representative is entitled to such indemnity payment, (2) specifying in reasonable detail the basis of such claim, and (3) accompanied by any additional documentation evidencing the validity of the Shareholder Representative Expenses reasonably requested by the Escrow Agent, Parent or any holder of Company Common Stock.  A decision, act, consent or instruction of the Shareholder Representative shall constitute a decision of the Shareholders and shall be final, binding and conclusive upon the Shareholders; and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Shareholder Representative as being the decision, act, consent or instruction of the Shareholders.  The Escrow Agent and Parent are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholder Representative.

ARTICLE 10

TERMINATION, AMENDMENT AND WAIVER

10.1                           Termination.  Except as provided in Section 10.2, this Agreement may be terminated and the Merger abandoned at any time prior to the Closing:

(a)                                  by mutual agreement of Parent and the Company;

(b)                                 by Parent or the Company, if the Closing Date shall not have occurred by October 1, 2004; provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c)                                  by Parent or the Company, if the Requisite Shareholder Approval has not been obtained by written consent of the Company Shareholders or at a meeting of the Company’s shareholders duly called and held in accordance with the Company’s Articles of Incorporation, or any postponement or adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 10.1(c) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure to obtain the Requisite Shareholder Approval at a meeting of the Company’s shareholders and such action or failure to act constitutes a breach of this Agreement;

(d)                                 by Parent or the Company, if (i)  a court of competent jurisdiction or other Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger or any other material transaction contemplated by this Agreement, or (ii)  any statute, rule, regulation or order is enacted, promulgated or issued by any Governmental Authority that would make consummation of the Merger illegal;

(e)                                  by Parent, if (i) it is not in material breach of its obligations under this Agreement and (ii) there has been a breach of any representation, warranty, covenant or agreement of the Company or the Principal Shareholders contained in this Agreement such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied at the time of such breach and such breach has not been cured within ten (10) business days after written notice thereof to the Company or the applicable Principal Shareholder; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured;

(f)                                    by Parent, if the Board of Directors of the Company shall withhold, withdraw, change or otherwise modify in a manner adverse to Parent its unanimous recommendation that the Shareholders adopt this Agreement and approve the Merger, or if the Company shall fail to permit such unanimous recommendation to be included in the Information Statement; or

(g)                                 by the Company, if (i) none of the Company or the Principal Shareholders is in material breach of its obligations under this Agreement and (ii) there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement such that the conditions set forth in Section 8.3(a) or Section 8.3(b) would not be satisfied and such breach has not been cured within ten (10) business days after written notice thereof to Parent; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured.

10.2                           Effect of Termination.  In the event of termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub, the Company or the Principal Shareholders, or their respective officers, directors or shareholders, if applicable; provided, however, that (i) each party hereto shall remain liable for any breaches of this Agreement prior to its termination; (ii) the provisions of Section 7.5 (Confidentiality), Section 7.6 (Public Disclosure) and Section 7.13 (Expenses), Article 11 and this Section 10.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article 10; (iii) in the event of a termination of this Agreement by Parent pursuant to Section 10.1(e) or Section 10.1(f), the Company shall within five (5) days following the date of such termination reimburse Parent for Parent’s reasonable expenses (including reasonable attorneys’ and accountants’ fees and expenses) incurred in connection with the transactions contemplated herein; and (iv) in the event of a termination of this Agreement by the Company pursuant to Section 10.1(g), the Company shall be entitled to the Breakup Fee, which shall be released from escrow by the Escrow Agent in accordance with the terms of the Breakup Fee Escrow Agreement.

10.3                           Amendment.  The parties hereto may amend this Agreement at any time solely by executing an instrument in writing signed on behalf of the party against whom enforcement is sought.

10.4                           Extension and Waiver.  At any time prior to the Closing, Parent, the Company and the Principal Shareholders may, to the extent legally permitted, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE 11

GENERAL PROVISIONS

11.1                           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however, that notices sent by mail will not be deemed given until received:

(a)                                  if to Parent, Merger Sub or Surviving Corporation to:

Accelrys, Inc.
9865 Scranton Road
San Diego, CA  92121
Attention:  Legal Department
Telephone No.:  (858) 799-5000
Facsimile No.:   (858) 799-5100

with a copy to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
3611 Valley Center Drive
San Diego, California  92130
Attention:  Martin J. Waters, Esq.
Telephone No.: (858) 350-2308
Facsimile No.: (858) 350-2399

(b)                                 if to the Company, to:

Scitegic, Inc.

9665 Chesapeake Drive, Suite 401
San Diego, California  92123-1365
Telephone No.: (858) 279-8800
Facsimile No.:  (858) 279-8804

with a copy to:

Cooley Godward LLP

4401 Eastgate Mall

San Diego, California 92121
Attention:  Thomas Coll, Esq.
Telephone No.:  (858) 550-6013
Facsimile No.:  (858) 550-6420

(c)                                  If to the Shareholder Representative, to:

Mathew Hahn

[xxx]

San Diego, CA

(d)                                 If to a Principal Shareholder, to the address set forth opposite his, her or its name in the Spreadsheet delivered to Parent at the Closing Date or to any new address delivered by such Principal Shareholder to Parent.

11.2                           Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

11.3                           Entire Agreement.  This Agreement, the Exhibits hereto, the Disclosure Schedule, the Confidential Disclosure Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof.  Nothing in this Agreement shall affect the rights and obligations of the parties pursuant to the Breakup Fee Escrow Agreement, which shall continue in full force and effect pursuant to its terms.

11.4                           Third Party Beneficiaries.  No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, employee, affiliate, shareholder, partner or any party hereto or any other Person unless specifically provided otherwise herein and, except as so provided, all provisions hereof shall be Personal solely between the parties to this Agreement except that Article 2 is intended to benefit holders of Company Common Stock and Sections 2.6(d), 7.9, 7.12, 7.16, 9.1 and 9.2 are intended to benefit such holders and the other Persons described therein.

11.5                           Assignment.  This Agreement shall not be assigned by operation of law or otherwise, except that Parent may assign its rights and delegate its obligations hereunder to an Affiliate controlled by Parent as long as Parent remains ultimately liable for all of Parent’s obligations hereunder.

11.6                           Severability.  In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.

11.7                           Other Remedies.  Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

11.8                           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.  Each of the parties hereto irrevocably consents to the jurisdiction and venue of any court within San Diego County, State of California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

11.9                           Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

11.10                     Specific Performance.   The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement, in addition to any other remedy to which they are entitled at law or in equity.

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IN WITNESS WHEREOF, Parent, Merger Sub, the Company, each Principal Shareholder and the Shareholder Representative have caused this Agreement to be executed as of the date first above written.

ACCELRYS, INC.

By:	/s/ Mark Emkjer
Name:	Mark Emkjer
Title:	President and Chief Executive Officer

NASHVILLE ACQUISITION CORPORATION

By:	/s/ Mark Emkjer
Name:	Mark Emkjer
Title:	President and Chief Executive Officer

SCITEGIC, INC.

By:	/s/ Mathew Hahn
Name:	Mathew Hahn
Title:	Chief Executive Officer

SHAREHOLDER REPRESENTATIVE

/s/ Mathew Hahn
Mathew Hahn

PRINCIPAL SHAREHOLDERS:

/s/ Mathew Hahn
Mathew Hahn

/s/ David Rogers
David Rogers

SIGNATURE PAGE TO

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION